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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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DUKE ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

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Welcome to the Duke Energy

Annual Meeting
of Shareholders

March 22, 2018

Dear Fellow Shareholders:

I am pleased to invite you to our Annual Meeting of Shareholders ("Annual Meeting") to be held on Thursday, May 3, 2018, at 12:30 p.m. Eastern Time. We look forward to updating you on our plans for the future of Duke Energy and the progress we have made since our last Annual Meeting. Last year was the first year that we hosted our Annual Meeting exclusively via live webcast. As a result of the online format, we were able to connect with twice as many participants than in previous years. We were also able to answer more questions than at previous meetings by posting answers to our website to any questions that we did not have time to answer during the meeting.

As a result of positive feedback from our shareholders, we are excited to once again hold this year's Annual Meeting via live webcast. This format will continue to enable us to use technology to open our Annual Meeting to shareholders all over the world and improve our communications with them while still providing them the same opportunities to vote and ask questions that they have had at previous in-person meetings. Once again, we will use a pre-meeting forum on proxyvote.com to enable shareholders to submit questions in writing in advance of the Annual Meeting. An audio broadcast of the Annual Meeting will also be available by phone toll-free at 1.800.239.9838, conference number 7668330. Details regarding how to participate in the Annual Meeting via live webcast and the items to be voted on are more fully described in the accompanying Notice of Annual Meeting of Shareholders and in the Frequently Asked Questions and Answers About the Annual Meeting on page 72 of this proxy statement.

This proxy statement contains details about our strong corporate governance and executive compensation practices. We have made numerous positive changes to our governance practices in recent years. These changes are in addition to the progress made on implementing the Corporation's strategy in 2017 which is further detailed in the 2017 Annual Report that accompanies this proxy statement.

Your participation as a shareholder is important to us. Please review this proxy statement prior to exercising your vote as it contains important information relating to the business of the Annual Meeting. Page 2 contains instructions on how you can vote your shares online, by phone or by mail. At our 2017 Annual Meeting, approximately 85.24% of the Corporation's outstanding shares were represented in person or by proxy, including broker non-votes. It is important that all of our shareholders, regardless of the number of shares owned, participate in the affairs of the Corporation.

Thank you for your continued investment in Duke Energy.

Sincerely,

Lynn J. Good
Chairman, President and Chief Executive Officer

Letter from the Independent
Lead Director

Dear Fellow Shareholders:

It is a great honor to serve as Duke Energy's Independent Lead Director. The Board is deeply committed to sound corporate governance and executive compensation policies and practices to ensure the Corporation operates responsibly, efficiently and in the best interests of shareholders. 2017 marked the fifth year of our shareholder engagement program. This effort involved outreach to holders of approximately 36% of our outstanding shares and dialogue with holders of approximately 30% of our outstanding shares. The feedback we gathered was invaluable.

The focus of these conversations in 2017 involved our corporate strategy, compensation and governance practices, the composition of our Board and the progress to date on environmental and sustainability goals. Members of the Board were present in many of these conversations and feedback from shareholders was discussed by the Board.

Shareholders also expressed a desire to learn more about how we are mitigating risks from climate change. In response to this feedback, and with leadership and oversight by the Board, we published a Climate Report in March 2018. The publication of this report is a testament to the Board's commitment to act on shareholder feedback and is in addition to other changes we have made in recent years, including the Board's adoption of majority voting for the election of directors, proxy access and the ability for shareholders to call special shareholder meetings and act by written consent. These changes reflect the Board's commitment to evolve our compensation and governance practices to align with best practices and to honor the perspectives of our shareholders.

Throughout the year, I have had the privilege of working with an engaged and experienced group of directors. The diversity of experience, background and skills present in the boardroom allows for active Board oversight of the most important issues facing Duke Energy as we navigate and make progress on our strategic initiatives. The Board strikes the right balance between fresh perspectives and established experience. Since 2014, we have added six new directors to the Board. This mix of new ideas and experiences has resulted in a dynamic Board uniquely equipped to lead Duke Energy as it navigates the rapid changes occurring in the utility industry. I have been honored to lead this Board as Independent Lead Director for the past two years and to work closely with our Chief Executive Officer who has skillfully positioned Duke Energy as a leader in the industry during this time of change.

We look forward to continuing our dialogue with you. On behalf of the entire Board, thank you for your continued support.

Sincerely,

Michael G. Browning
Independent Lead Director

Notice of Annual Meeting of Shareholders

May 3, 2018

12:30 p.m. Eastern Time
Via live webcast at duke-energy.onlineshareholdermeeting.com

We will convene the Annual Meeting of Duke Energy Corporation on Thursday, May 3, 2018, at 12:30 p.m. Eastern Time via live webcast at duke-energy.onlineshareholdermeeting.com.

The purpose of the Annual Meeting is to consider and take action on the following:

1.
Election of directors;

2.
Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2018;

3.
Advisory vote to approve Duke Energy Corporation's named executive officer compensation;

4.
Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements;

5.
One shareholder proposal; and

6.
Any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

Shareholders of record as of the close of business on March 9, 2018, are entitled to vote at the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials ("Notice"), on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by phone toll-free at 1.800.239.9838, conference number 7668330.

Holding the Annual Meeting via live webcast allows us to communicate more effectively with more of our shareholders. On our pre-meeting forum at proxyvote.com, you can submit questions in writing in advance of the Annual Meeting, access copies of proxy materials and vote.

This year we again plan to provide our proxy materials to our shareholders electronically. By doing so, most of our shareholders will only receive the Notice containing instructions on how to access the proxy materials electronically and vote online, by phone or by mail. If you would like to request paper copies of the proxy materials, you may follow the instructions on the Notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically in the future by following the instructions contained in this proxy statement. By delivering proxy materials electronically, we can reduce the consumption of natural resources and the cost of printing and mailing our proxy materials.

Please take time to vote now. If you choose to vote by mail, you may do so by marking, dating and signing the proxy card and returning it to us. Please follow the voting instructions that are included on your proxy card. Regardless of the manner in which you vote, we urge and greatly appreciate your prompt response.

Dated: March 22, 2018	By order of the Board of Directors, Julia S. Janson Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary

DUKE ENERGY – 2018 Proxy Statement

    DUKE ENERGY – 2018 Proxy Statement

PARTICIPATE IN THE FUTURE OF DUKE ENERGY; CAST YOUR VOTE NOW

It is very important that you vote to participate in the future of Duke Energy Corporation ("Duke Energy" or the "Corporation"). New York Stock Exchange ("NYSE") rules state that if your shares are held through a broker, bank or other nominee, they cannot vote without your instruction on nondiscretionary matters.

Eligibility to Vote

You can vote if you were a shareholder of record at the close of business on March 9, 2018.

Vote Now

Even if you plan to participate in this year's Annual Meeting, it is a good idea to vote your shares before the Annual Meeting in the event your plans change. Whether you vote online, by phone or by mail, please have your proxy card or instructions that accompanied your proxy materials in hand and follow the instructions.

By internet	By phone	By mailing your proxy card

Visit 24/7 proxyvote.com	Call toll-free 24/7 1.800.690.6903 or by calling the number provided by your broker, bank or other nominee if your shares are not registered in your name	Cast your vote, sign your proxy card and send free of postage

Participate in the Annual Meeting

This year's Annual Meeting will be held exclusively via live webcast enabling shareholders from around the world to participate, submit questions in writing and vote. Shareholders of record as of the close of business on March 9, 2018, are entitled to participate in and vote at the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your Notice, on your proxy card and on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by phone toll-free at 1.800.239.9838, conference number 7668330.

Shareholders who would like to submit questions in writing in advance of the Annual Meeting can do so by visiting our pre-meeting forum at proxyvote.com using your 16-digit control number. We will post answers to all questions received in advance of or during the Annual Meeting, including those questions that we do not have time to answer during the Annual Meeting, to our website at duke-energy.com/our-company/investors/financial-news under "May 3, 2018 - 2018 Annual Meeting of Shareholders".

2    DUKE ENERGY – 2018 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting. Page references ("XX") are supplied to help you find further information in this proxy statement.

Voting Matters

		More information	Board recommendation	Broker non-votes	Abstentions	Votes required for approval

PROPOSAL 1	Election of directors	Page 9	FOR each nominee	Do not count	Do not count	Majority of votes cast, with a resignation policy

PROPOSAL 2	Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2018	Page 33	FOR	Vote for	Vote against	Majority of shares represented

PROPOSAL 3	Advisory vote to approve Duke Energy Corporation's named executive officer compensation	Page 35	FOR	Do not count	Vote against	Majority of shares represented

PROPOSAL 4	Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements	Page 69	FOR	Vote against	Vote against	80% of the outstanding shares

PROPOSAL 5	Shareholder proposal	Page 70	AGAINST	Do not count	Vote against	Majority of shares represented

DUKE ENERGY – 2018 Proxy Statement    3

Duke Energy Overview

Headquartered in Charlotte, North Carolina, Duke Energy is one of the largest energy holding companies in the United States. Our Electric Utilities and Infrastructure business serves approximately 7.6 million customers located in six states in the Southeast and Midwest. Our Gas Utilities and Infrastructure business distributes natural gas to approximately 1.5 million customers in the Carolinas, Ohio, Kentucky and Tennessee. Our Commercial Renewables business operates a growing renewable energy portfolio across the United States. More information about our business is available at duke-energy.com.

2017 Business Highlights

We entered 2017 in a position of strength, having completed our multi-year transformation to exit the Latin American Generation business and acquire Piedmont Natural Gas Company, Inc. ("Piedmont Natural Gas"). In February, we rolled-out our ten-year strategic aspirations. This long-term view outlines our road map to advance our growth strategy, leveraging scale and a focused portfolio to deliver a reliable dividend with 4 to 6% earnings per share ("EPS") growth during our five-year planning horizon. Our strategy is focused on investments to modernize our energy grid, generate clean energy and build our natural gas infrastructure – all built on a foundation of customer service, operational excellence and stakeholder engagement. Through the year we have already made meaningful progress on the following items:

•
Developed a multi-year plan to modernize the energy grid across our jurisdictions

•
Demonstrated progress on our commitment to generate cleaner energy, including advancing the construction of combined cycle natural gas plants in Florida, North Carolina and South Carolina, and our announcement of a more stringent carbon dioxide emissions reduction target for our generation fleet – a 40% reduction from the 2005 level by 2030

•
Grew the business through building natural gas infrastructure with the Sabal Trail Pipeline which was placed into service during the year and made significant progress on obtaining necessary permits to advance the Atlantic Coast Pipeline

•
Facilitated renewables-related legislation in North Carolina and a comprehensive multi-year rate settlement in Florida which puts us on a path towards modernized regulatory mechanisms

In conjunction with our strategic accomplishments, we maintained a sharp focus during the year on operational excellence, including:

•
Continued improvement of our key employee safety metric, Total Incident Case Rate ("TICR"), building on our industry-leading performance from 2016

•
Reduced reportable environmental events from last year, the third consecutive year of improvement

•
Advanced our efforts to permanently close our coal ash basins in ways that protect people and the environment

•
Restored power to 99% of the 1.3 million Florida customers left without power after Hurricane Irma in just over a week – an effort that involved coordination and communication with more than 12,000 line and fieldworkers

Our strategic and operational accomplishments contributed to strong financial performance for the year. We demonstrated flexibility in the management of our spending to offset the impact of an extraordinarily mild 2017 Winter season. Despite the significant headwind from weather, including Hurricane Irma impacts, we delivered on our earnings guidance for the year. Additionally, our total shareholder return was 13.0% in 2017, compared to 13.5% in 2016. The total shareholder return of the Philadelphia Utility Index ("UTY") was 12.8% in 2017, compared to 17.4% in 2016.

During 2017, we increased the dividend payment to our shareholders by approximately 4%, reflecting our confidence in the strength of our businesses and commitment to return value to shareholders. This is the eleventh consecutive year of annual dividend growth. 2017 also marked the ninety-first consecutive year that Duke Energy has paid a quarterly cash dividend on our common stock, a record we expect to continue for shareholders who rely on a steady and growing dividend.

Shareholder Engagement (pages 21 and 36)

As part of our commitment to corporate governance, we have a track record of engaging with shareholders to discuss and obtain their feedback on our corporate governance and executive compensation practices. During the Fall of 2017, we reached out to holders of approximately 36% of our outstanding shares and held meetings with the holders of approximately 30% of our outstanding shares, many of which included participation by members of the Board. The agenda for these conversations spanned a variety of topics including executive compensation, sustainability and governance such as director skills and diversity and the Board's oversight over key risk areas for Duke Energy, including environmental, health and safety. We also discussed the shareholder proposals that were voted on at the 2017 Annual Meeting, including a proposal seeking a report on the impacts to Duke Energy of climate change. The feedback received during those discussions helped inform us as we prepared our Climate Report published in March 2018. Also, as a result of feedback received from shareholders, we enhanced our policy prohibiting hedging and pledging of our common stock and the Compensation Committee enhanced its disclosures related to performance shares in this proxy statement. A more complete discussion of our corporate governance engagement program and these changes is included on pages 21 and 36.

4    DUKE ENERGY – 2018 Proxy Statement

Board Nominees (page 9)

Name	Age	Gender, Racial or Ethnically Diverse	Director since	Occupation	Independent	Committee Memberships	Other Public Company Boards

Michael G. Browning Independent Lead Director	71		2006	Chairman, Browning Consolidated, LLC	✓	• Compensation • Corporate Governance (C) • Finance and Risk Management	• None

Theodore F. Craver, Jr.	66		2017	Retired Chairman, President and Chief Executive Officer, Edison International	✓	• Audit (C) • Finance and Risk Management	• Wells Fargo & Company

Robert M. Davis	51		2018	Chief Financial Officer and Executive Vice President, Global Services, Merck & Co., Inc.	✓	• Audit • Finance and Risk Management	• None

Daniel R. DiMicco	67		2007	Chairman Emeritus, Retired President and Chief Executive Officer, Nucor Corporation	✓	• Corporate Governance • Nuclear Oversight	• Hennessy Capital Acquisition Corp. III

John H. Forsgren	71		2009	Retired Vice Chairman, Executive Vice President and Chief Financial Officer, Northeast Utilities	✓	• Compensation • Finance and Risk Management (C)	• None

Lynn J. Good Chairman	58	✓	2013	Chairman, President and Chief Executive Officer, Duke Energy Corporation		• None	• The Boeing Company

John T. Herron	64		2013	Retired President, Chief Executive Officer and Chief Nuclear Officer, Entergy Nuclear	✓	• Nuclear Oversight (C) • Regulatory Policy and Operations	• None

James B. Hyler, Jr.	70		2012	Retired Vice Chairman and Chief Operating Officer, First Citizens BancShares, Inc.	✓	• Audit • Regulatory Policy and Operations (C)	• None

William E. Kennard	61	✓	2014	Non-Executive Chairman, Velocitas Partners, LLC	✓	• Corporate Governance • Finance and Risk Management	• AT&T Inc. • Ford Motor Company • MetLife, Inc.

E. Marie McKee	67	✓	2012	Retired Senior Vice President, Corning Incorporated	✓	• Compensation (C) • Corporate Governance	• None

Charles W. Moorman IV	66		2016	Senior Advisor, Amtrak	✓	• Nuclear Oversight • Regulatory Policy and Operations	• Chevron Corporation

Carlos A. Saladrigas	69	✓	2012	Chairman, Regis HR Group	✓	• Audit • Compensation	• None

Thomas E. Skains	61		2016	Retired Chairman, President and Chief Executive Officer, Piedmont Natural Gas Company, Inc.	✓	• Nuclear Oversight • Regulatory Policy and Operations	• BB&T Corporation • National Fuel Gas Company

William E. Webster, Jr.	64		2016	Retired Executive Vice President, Industry Strategy for the Institute of Nuclear Power Operations	✓	• Nuclear Oversight • Regulatory Policy and Operations	• None

(C)
Committee Chair

DUKE ENERGY – 2018 Proxy Statement    5

SKILLS MATRIX

	Michael G. Browning	Theodore F. Craver, Jr.	Robert M. Davis	Daniel R. DiMicco	John H. Forsgren	Lynn J. Good	John T. Herron	James B. Hyler, Jr.	William E. Kennard	E. Marie McKee	Charles W. Moorman IV	Carlos A. Saladrigas	Thomas E. Skains	William E. Webster, Jr.
Finance experience is important in overseeing the financial position of the Corporation	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	
Regulatory/Government experience is important in understanding the regulated nature of the industry		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Legal experience is important in understanding the Corporation's legal risks and obligations			✓						✓				✓	
Industry experience is important in understanding the technical nature of the Corporation's business		✓			✓	✓	✓						✓	✓
Environmental experience is important to assess the Corporation's environmental compliance obligations and operations		✓		✓		✓	✓			✓	✓		✓	✓
Risk Management experience is important to oversee the risks of the Corporation	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Customer Service experience is important as the Corporation focuses on meeting customer expectations and transforming the customer experience	✓	✓		✓		✓	✓			✓	✓	✓	✓	
Cybersecurity/Technology experience is important in overseeing the enhancement and security of the Corporation's business and operational technical systems, including customer experience, financial systems and internal and grid operations		✓	✓			✓	✓		✓

6    DUKE ENERGY – 2018 Proxy Statement

Board Representation

Corporate Governance Highlights (page 26)

✓	Ability for shareholders to nominate directors through proxy access

✓	Independent Lead Director with clearly defined role and responsibilities

✓	Majority voting for directors with mandatory resignation policy and plurality carve-out for contested elections

✓	Robust shareholder engagement program

✓	Annual Board, committee and director assessments

✓	Ability for shareholders to take action by less than unanimous written consent

✓	Ability for shareholders to call a special shareholder meeting

✓	Clearly defined environmental and social initiatives and goals

✓	Annual election of directors

✓	Independent Board committees

Executive Compensation Highlights (page 36)

Principles and Objectives

Our executive compensation program is designed to:

•
Link pay to performance

•
Attract and retain talented executive officers and key employees

•
Emphasize performance-based compensation to motivate executives and key employees

•
Reward individual performance

•
Encourage long-term commitment to Duke Energy and align the interests of executives with shareholders

We meet these objectives through the appropriate mix of compensation, including:

•
Base salary

•
Short-term incentives

•
Long-term incentives

DUKE ENERGY – 2018 Proxy Statement    7

Key Executive Compensation Features (pages 37 and 41)

New Features in Response to Shareholder Feedback
✓	Enhanced disclosure of performance goals, along with continued reporting of actual performance results
✓	Expanded anti-pledging policy to prohibit all pledging of corporate securities

✓	Significant stock ownership requirements (6x base salary for the Chief Executive Officer)

✓	Stock holding policy

✓	Incentive compensation tied to a clawback policy

✓	Consistent level of severance protection

✓	Shareholder approval policy for severance agreements

✓	Equity award granting policy

✓	Independent compensation consultant

✓	Annual tally sheets for executive officers

✓	Review and consideration of prior year's "say-on-pay" vote

✓	Do not encourage excessive or inappropriate risk-taking

✓	No tax gross-ups

✓	No "single trigger" severance upon a change in control

✓	No employment agreements except for our Chief Executive Officer

✓	No excessive perquisites

8    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 1:     ELECTION OF DIRECTORS

The Board of Directors

The Corporate Governance Committee, comprised of only independent directors, has recommended the following current directors as nominees for director and the Board has approved their nomination for election to serve on the Board. We have a declassified Board which means all of the directors are voted on every year at the Annual Meeting.

If any director is unable to stand for election, the Board may reduce the number of directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute director. We do not expect that any nominee will be unavailable or unable to serve.

The Corporation's Principles for Corporate Governance includes a policy that a director's normal retirement occurs at the Annual Meeting following the year in which the director reaches the age of 71. However, the Board believes that it is important to monitor the Board's composition, skills and needs in the context of the Corporation's overall strategy, and, therefore, has not made the retirement age mandatory but rather may elect to waive the policy in circumstances it deems necessary. Two directors will have reached their normal retirement date at the Annual Meeting, Michael G. Browning and John H. Forsgren. Upon review of the matter, the Corporate Governance Committee recommended, and the Board approved, waiving the retirement date for Mr. Browning and Mr. Forsgren and nominating these directors once again for election at the Annual Meeting. In reaching this decision, the Corporate Governance Committee and the Board considered the high number of director retirements and new members of the Board who have joined in recent years and the need of the Board to retain Mr. Browning and Mr. Forsgren who both bring important experience and knowledge about the issues and strategy of the Corporation. The Corporate Governance Committee and the Board also considered the extensive skills of Mr. Browning with regard to finance and Mr. Forsgren with regard to industry expertise, among other things. Furthermore, Mr. Browning has served the Corporation and the Board extremely well in the role of Independent Lead Director and fulfills an important commitment of the Corporation to the Kentucky Public Service Commission to have an independent director of the Board from the Corporation's Midwest service territory.

Majority Voting for the Election of Directors

Under the Corporation's By-Laws, in an uncontested election at which a quorum is present, a director-nominee will be elected if the number of votes cast "FOR" the nominee's election exceeds the number of votes cast as "WITHHOLD" from that nominee's election. Abstentions and broker non-votes do not count. In addition, Duke Energy has a resignation policy in our Principles for Corporate Governance which requires an incumbent director who has more votes cast as "WITHHOLD" from that nominee's re-election than votes cast "FOR" his or her re-election to tender his or her letter of resignation for consideration by the Corporate Governance Committee.

In contested elections, directors will be elected by plurality vote. For purposes of the By-Laws, a "contested election" is an election in which the number of nominees for director is greater than the number of directors to be elected.

DUKE ENERGY – 2018 Proxy Statement    9

PROPOSAL 1:    ELECTION OF DIRECTORS

Board Biographical Information, Skills and Qualifications

Michael G. Browning

Independent Director Nominee Independent Lead Director
Age: 71 Director of Duke Energy since 2006 Chairman, Browning Consolidated, LLC	Committees: • Compensation Committee • Corporate Governance Committee (Chair) • Finance and Risk Management Committee Other current public directorships: • None

Mr. Browning has been Chairman of Browning Consolidated, LLC (and its predecessor), a real estate development firm, since 1981 and served as President from 1981 until 2013. He also serves as owner, general partner or managing member of various real estate entities. Mr. Browning is a former director of Standard Management Corporation, Conseco, Inc. and Indiana Financial Corporation. Mr. Browning has served as Independent Lead Director since January 1, 2016.
Skills and qualifications:

Mr. Browning's qualifications for election include his management experience as well as his knowledge and understanding of customers' needs in Duke Energy's Midwest service territory gained during his long career as the Chairman of Browning Consolidated, a real estate holding company located in Indiana. Mr. Browning's financial and investment expertise adds a valuable perspective to the Board and its committees.
Theodore F. Craver, Jr.

Independent Director Nominee
Age: 66 Director of Duke Energy since 2017 Retired Chairman, President and Chief Executive Officer, Edison International	Committees: • Audit Committee (Chair) • Finance and Risk Management Committee Other current public directorships: • Wells Fargo & Company

Mr. Craver was Chairman, President and Chief Executive Officer of Edison International, the parent company of a large California utility and various competitive electric businesses, from 2008 until his retirement in 2016. From 2005 to 2007, Mr. Craver served as Chief Executive Officer of Edison Mission Energy, a subsidiary of Edison International. Prior to his appointment as Chief Executive Officer of Edison Mission Energy, Mr. Craver served as Chief Financial Officer of Edison International from 2000 to 2004. He started at Edison International in 1996 after leaving First Interstate Bancorp where he was Executive Vice President and Corporate Treasurer. Mr. Craver is a former member of the Electricity Subsector Coordinating Council ("ESCC"), the organization that is the principal liaison between the federal government and the electric power sector responsible for coordinating efforts to prepare for, and respond to, national-level disasters or threats to critical infrastructure. Mr. Craver currently serves as a Senior Advisor to Blackstone's Global Infrastructure Fund and as a Senior Advisor to Bain & Company. He is also a member of the Economic Advisory Council of the Federal Reserve Bank of San Francisco.
Skills and qualifications:

Mr. Craver's qualifications for election include his experience as Chief Executive Officer of Edison International which gives him in-depth knowledge of the utility industry and the regulatory arena, including environmental regulations, as well as his financial and risk management experience obtained as a Chief Financial Officer. Mr. Craver's experience in the industry also gives him a keen awareness of the needs of utility customers during this time of industry change. In addition, Mr. Craver's experience with grid cybersecurity as a member of the Steering Committee of the ESCC gives him insight into this crucial area for the Corporation.

10    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

Robert M. Davis

Independent Director Nominee
Age: 51 Director of Duke Energy since 2018 Chief Financial Officer and Executive Vice President, Global Services, Merck & Co., Inc.	Committees: • Audit Committee • Finance and Risk Management Committee Other current public directorships: • None

Mr. Davis has been Chief Financial Officer since April 2014 and Chief Financial Officer and Executive Vice President, Global Services for Merck & Co. since 2016. Prior to Merck & Co., Mr. Davis worked for Baxter International, Inc. as Corporate Vice President and President of Medical Products from 2010 to 2014, Corporate Vice President and President of Baxter International's renal business in 2010, Corporate Vice President and Chief Financial Officer from 2006 to 2010, and Treasurer from 2004 to 2006. Mr. Davis previously served on the board of directors for C.R. Bard until its merger with Becton, Dickinson and Company in December 2017.
Skills and qualifications:

Mr. Davis' qualifications for election include his significant experience in regulatory matters, finance and risk management obtained during his service as the Chief Financial Officer of Merck & Co., as well as his prior experience gained in a variety of management and finance roles at Baxter International. Mr. Davis also has a legal background as a result of the Doctor of Jurisprudence which he earned from Northwestern University in Chicago. This legal and risk management background adds additional insight to the Board's discussions of corporate and risk matters. Mr. Davis also has significant experience with technology and cybersecurity obtained during his time as Chief Financial Officer of Merck & Co. and Baxter International where he had direct oversight over those areas. Finally, Mr. Davis' experience at Merck & Co. provides valuable insight into navigating an industry undergoing rapid transformation.
Daniel R. DiMicco

Independent Director Nominee
Age: 67 Director of Duke Energy since 2007 Chairman Emeritus, Retired President and Chief Executive Officer, Nucor Corporation	Committees: • Corporate Governance Committee • Nuclear Oversight Committee Other current public directorships: • Hennessy Capital Acquisition Corp. III

Mr. DiMicco has served as Chairman Emeritus of Nucor, a steel company, since December 2013. He served as Executive Chairman of Nucor from January 2013 until December 2013 and as Chairman from May 2006 until December 2012. He served as Chief Executive Officer from September 2000 until December 2012 and President from September 2000 until December 2010. Mr. DiMicco was a member of the Nucor board of directors from 2000 until 2013 and is a former chairman of the American Iron and Steel Institute.
Skills and qualifications:

Mr. DiMicco's qualifications for election include his management, finance and risk management experience gained during his time as Chief Executive Officer of a Fortune 500 company which served many constituencies. In addition, his experience as Chief Executive Officer of a large industrial corporation provides a valuable perspective on Duke Energy's industrial customer class as well as extensive knowledge of regulatory issues and environmental regulations in Duke Energy's Carolinas and Midwest service territories.

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PROPOSAL 1:    ELECTION OF DIRECTORS

John H. Forsgren

Independent Director Nominee
Age: 71 Director of Duke Energy since 2009 Retired Vice Chairman, Executive Vice President and Chief Financial Officer, Northeast Utilities	Committees: • Compensation Committee • Finance and Risk Management Committee (Chair) Other current public directorships: • None

Mr. Forsgren was Vice Chairman, Executive Vice President and Chief Financial Officer of Northeast Utilities from 1996 until his retirement in 2004. He is a former director of The Phoenix Companies, Inc., CuraGen Corporation and Neon Communications Group, Inc.
Skills and qualifications:

As a Vice Chairman and Chief Financial Officer of a large regulated utility company prior to his retirement, Mr. Forsgren's qualifications for election include financial and risk management expertise gained during his time as Chief Financial Officer as well as extensive knowledge of the energy industry, the regulatory environment within the industry and insight on renewable energy due to his management experience at a regulated utility.
Lynn J. Good

Non-Independent Director Nominee Chairman
Age: 58 Director of Duke Energy since 2013 Chairman, President and Chief Executive Officer, Duke Energy Corporation	Committees: • None Other current public directorships: • The Boeing Company

Ms. Good has served as Chairman, President and Chief Executive Officer of Duke Energy since January 1, 2016, and was Vice Chairman, President and Chief Executive Officer of Duke Energy from July 2013 through December 2015. She served as Executive Vice President and Chief Financial Officer of Duke Energy from July 2009 through June 2013. She is a former director of Hubbell Incorporated.
Skills and qualifications:

Ms. Good is our Chief Executive Officer and was previously our Chief Financial Officer. Her extensive financial and risk management background as well as her knowledge of the affairs of Duke Energy and its business and her experience in the utility industry, its regulatory issues, technologies, environmental regulations and customer focus provide valuable resources for the Board.

12    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 1:    ELECTION OF DIRECTORS

John T. Herron

Independent Director Nominee
Age: 64 Director of Duke Energy since 2013 Retired President, Chief Executive Officer and Chief Nuclear Officer, Entergy Nuclear	Committees: • Nuclear Oversight Committee (Chair) • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Herron was President, Chief Executive Officer and Chief Nuclear Officer of Entergy Nuclear from 2009 until his retirement in 2013. Mr. Herron joined Entergy Nuclear in 2001 and held a variety of positions. He began his career in nuclear operations in 1979 and has held positions at a number of nuclear stations across the country. Mr. Herron is a director of Ontario Power Generation and also has served on the Institute of Nuclear Power Operations' board of directors.
Skills and qualifications:

Mr. Herron's qualifications for election include his knowledge and extensive insight gained as a senior executive in the utility industry, including his three decades of experience in nuclear energy. During Mr. Herron's career, and particularly during his time as Chief Executive Officer and Chief Nuclear Officer of Entergy Nuclear, he gained significant financial, regulatory, environmental and risk management expertise as well as an understanding of utility customers. Mr. Herron also had direct responsibility for the management of cybersecurity as Chief Executive Officer and Chief Nuclear Officer of Entergy Nuclear.
James B. Hyler, Jr.

Independent Director Nominee
Age: 70 Director of Duke Energy since 2012 Retired Vice Chairman and Chief Operating Officer, First Citizens BancShares, Inc.	Committees: • Audit Committee • Regulatory Policy and Operations Committee (Chair) Other current public directorships: • None

Mr. Hyler was Vice Chairman and Chief Operating Officer of First Citizens BancShares, a company involved in commercial banking, from 1994 until 2008, President from 1988 until 1994 and Chief Financial Officer from 1980 until 1988. Prior to joining First Citizens BancShares, Mr. Hyler was an auditor with Ernst & Young for 10 years. Mr. Hyler served as a director of First Citizens BancShares from 1988 until 2008 and as Managing Director of Morehead Capital Management, LLC from December 2011 until December 2015.
Skills and qualifications:

Mr. Hyler's qualifications for election include his understanding of Duke Energy's North Carolina service territory and his knowledge and expertise in financial services, regulatory matters, corporate finance and risk management gained during his career in finance as Vice Chairman and Chief Operating Officer of First Citizens BancShares as well as his role with Morehead Capital Management.

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PROPOSAL 1:    ELECTION OF DIRECTORS

William E. Kennard

Independent Director Nominee
Age: 61 Director of Duke Energy since 2014 Non-Executive Chairman, Velocitas Partners, LLC	Committees: • Corporate Governance Committee • Finance and Risk Management Committee Other current public directorships: • AT&T Inc. • Ford Motor Company • MetLife, Inc.

Mr. Kennard has been Co-Founder and Non-Executive Chairman of Velocitas Partners, an asset management firm, since November 2014. He also serves as an advisor to Staple Street Capital and Astra Capital Management, both private equity firms. Prior to joining Velocitas Partners, Mr. Kennard served as Senior Advisor at Grain Management from October 2013 until November 2014, United States Ambassador to the European Union from 2009 until August 2013, Managing Director of The Carlyle Group from 2001 until 2009, and Chairman of the Federal Communications Commission ("FCC") from 1997 until 2001.
Skills and qualifications:

Mr. Kennard's qualifications for election include his considerable experience and knowledge of the regulatory arena, as well as his financial, legal and risk management knowledge obtained during his career as a lawyer and investor in the technology and telecommunications sector, and as Chairman of the FCC and United States Ambassador.
E. Marie McKee

Independent Director Nominee
Age: 67 Director of Duke Energy since 2012 Retired Senior Vice President, Corning Incorporated	Committees: • Compensation Committee (Chair) • Corporate Governance Committee Other current public directorships: • None

Ms. McKee is a retired Senior Vice President of Corning Incorporated, a manufacturer of components for high-technology systems for consumer electronics, mobile emissions controls, telecommunications and life sciences. Ms. McKee has over 35 years of experience obtained at Corning, where she held a variety of management positions with increasing levels of responsibility, including Senior Vice President of Human Resources from 1996 until 2010, President of Steuben Glass from 1998 until 2008, and President of The Corning Museum of Glass and The Corning Foundation from 1998 until 2014.
Skills and qualifications:

Ms. McKee's qualifications for election include her senior management experience in human resources, which provides her with a thorough knowledge of employment and compensation practices. Her prior experience as a senior executive of Corning Incorporated has also given her excellent operating skills and an understanding of financial matters and her exposure to environmental regulations and risk management with regard to the manufacturing process aids the Board in its oversight of environmental, health and safety matters.

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PROPOSAL 1:    ELECTION OF DIRECTORS

Charles W. Moorman IV

Independent Director Nominee
Age: 66 Director of Duke Energy since 2016 Senior Advisor, Amtrak	Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • Chevron Corporation

Mr. Moorman is Senior Advisor to Amtrak. He has served in this position since January 2018. Prior to that date, Mr. Moorman served as President and Chief Executive Officer of Amtrak since August 2016. Previously, Mr. Moorman served as Chairman and Chief Executive Officer of Norfolk Southern Corporation and was Special Advisor to the Chief Executive Officer of Norfolk Southern from October 2015 until December 31, 2015. Prior to his retirement, he served as Chairman of Norfolk Southern from 2006 until 2015 and as Chief Executive Officer from 2005 until 2015.
Skills and qualifications:

Mr. Moorman's qualifications for election include experience in business, regulatory issues, finance, technology, strategy, risk management and safety and environmental issues as a result of his career at a large public company in the freight and transportation industry. His experience with Amtrak also gives him reliable insight into customer needs.
Carlos A. Saladrigas

Independent Director Nominee
Age: 69 Director of Duke Energy since 2012 Chairman, Regis HR Group	Committees: • Audit Committee • Compensation Committee Other current public directorships: • None

Mr. Saladrigas is Chairman of Regis HR Group, which offers a full suite of outsourced human resources services to small and mid-sized businesses. He has served in this position since July 2008. Mr. Saladrigas served as Chairman of Concordia Healthcare Holdings, LLC, which specializes in managed behavioral health, from 2011 until 2017. Prior to joining Regis HR Group and Concordia Healthcare Holdings, LLC, he served as Vice Chairman from 2007 until 2008, and as Chairman from 2002 until 2007 of Premier American Bank. Mr. Saladrigas served as Chief Executive Officer of ADP Total Source (previously the Vincam Group, Inc.) from 1984 until 2002.
Skills and qualifications:

Mr. Saladrigas' qualifications for election include his extensive expertise in human resources, risk management and finance as well as his understanding of customer needs in Duke Energy's Florida service territory.

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PROPOSAL 1:    ELECTION OF DIRECTORS

Thomas E. Skains

Independent Director Nominee
Age: 61 Director of Duke Energy since 2016 Retired Chairman, President and Chief Executive Officer, Piedmont Natural Gas	Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • BB&T Corporation • National Fuel Gas Company

Mr. Skains was Chairman, President and Chief Executive Officer of Piedmont Natural Gas, a regional natural gas distributor, until his retirement in 2016. He served as Chairman of Piedmont Natural Gas from December 2003 until October 2016, Chief Executive Officer from February 2003 until October 2016 and as President from February 2002 until October 2016. Previously, he served as Chief Operating Officer of Piedmont Natural Gas from February 2002 until February 2003. From 1995 until 2002, he served as Senior Vice President, Marketing and Supply Services and directed Piedmont Natural Gas' commercial natural gas activities.
Skills and qualifications:

Mr. Skains' qualifications for election include his financial and risk management expertise and public company governance and strategy gained during his time as Chairman, President and Chief Executive Officer of Piedmont Natural Gas. His time at Piedmont Natural Gas has also given him knowledge of the natural gas industry, the environmental regulations related to the industry and the needs of natural gas customers which is helpful to Duke Energy as it expands into the natural gas arena since the acquisition of Piedmont Natural Gas. His prior experience as a corporate energy attorney also gives Mr. Skains insight on legal and regulatory compliance matters.
William E. Webster, Jr.

Age: 64 Director of Duke Energy since 2016 Retired Executive Vice President, Institute of Nuclear Power Operations	Committees: • Nuclear Oversight Committee • Regulatory Policy and Operations Committee Other current public directorships: • None

Mr. Webster was Executive Vice President of Industry Strategy for the Institute of Nuclear Power Operations ("INPO"), a non-profit organization that promotes the highest levels of safety and reliability in the operation of commercial nuclear power plants, until his retirement in June 2016. Mr. Webster has 34 years of experience obtained at INPO where he held a variety of management positions in the Industry Evaluations, Plant Support, Engineering Support and Plant Analysis and Emergency Preparedness divisions prior to his retirement.
Skills and qualifications:

Mr. Webster's qualifications for election include his extensive knowledge gained during his 34 years in the nuclear industry, including exposure to environmental laws, regulatory expertise as well as unique insight into best practices in engineering and risk management which is an asset to the Board and its committees.

The Board of Directors Recommends a Vote "FOR" Each Nominee.

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INFORMATION ON THE BOARD OF DIRECTORS

Our Board Leadership Structure

The Board regularly evaluates the leadership structure of the Corporation and may consider alternative approaches, as appropriate, over time. Though the Board is currently structured with a combined Chairman and Chief Executive Officer, the Board believes that the Corporation and our shareholders are best served by the Board retaining discretion to determine the appropriate leadership structure based on what it believes is best for the Corporation at a particular point in time, including whether the same individual should serve as both Chairman and Chief Executive Officer, or whether the roles should be separate.

Lynn J. Good serves as the Corporation's Chairman, President and Chief Executive Officer. Our Board believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and execution of corporate strategy.

Michael G. Browning serves as the Corporation's Independent Lead Director and has served in that role since January 2016. Mr. Browning's responsibilities, which meet the latest corporate governance standards set by the National Association of Corporate Directors, include, among other things:

•
leading, in conjunction with the Corporate Governance Committee, the process for the review of the Chief Executive Officer;

•
leading, in conjunction with the Corporate Governance Committee, the Board, committee and individual director self-assessment review process;

•
presiding at the executive sessions of the independent members of the Board;

•
assisting the Chairman and the Chief Executive Officer in setting, reviewing and approving agendas and schedules of Board meetings;

•
calling meetings of the independent members of the Board when necessary and appropriate;

•
developing topics for discussion during executive sessions of the Board;

•
assisting the Chairman and the Chief Executive Officer to promote the efficient and effective performance and functioning of the Board; and

•
being available for consultation and direct communication with the Corporation's major shareholders.

A complete list of the responsibilities of our Independent Lead Director is included in our Principles for Corporate Governance, a copy of which is posted on our website at duke-energy.com/our-company/investors/corporate-governance/principles-corp-governance.

Independence of Directors

The Board has determined that none of the directors, other than Ms. Good, has a material relationship with Duke Energy or any of our subsidiaries, and all are, therefore, independent under the listing standards of the NYSE and the rules and regulations of the Securities and Exchange Commission ("SEC").

In making the determination regarding each director's independence, the Board considered all transactions and the materiality of any relationship with Duke Energy and our subsidiaries in light of all facts and circumstances.

The Board may determine a director to be independent if it has affirmatively determined that the director has no material relationship with Duke Energy or our subsidiaries (references in this proxy statement to Duke Energy's subsidiaries shall mean our consolidated subsidiaries), either directly or as a shareholder, director, officer or employee of an organization that has a relationship with Duke Energy or our subsidiaries. Independence determinations are generally made when a director joins the Board and on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement.

The Board also considers its Standards for Assessing Director Independence, which set forth certain relationships between Duke Energy and directors and their immediate family members, or affiliated entities, that the Board, in its judgment, has deemed to be immaterial for purposes of assessing a director's independence. Duke Energy's Standards for Assessing Director Independence are linked on our website at duke-energy.com/our-company/investors/corporate-governance/board. In the event a director has a relationship with Duke Energy that is not addressed in the Standards for Assessing Director Independence, the Corporate Governance Committee, which is composed entirely of independent members of the Board, reviews the relationship and makes a recommendation to the independent members of the Board who determine whether such relationship is material.

For Mr. Webster, the Board considered a relationship between the Corporation and PriceWaterhouseCoopers ("PwC"), a firm that provides professional tax and other services from time to time to the Corporation and at which Mr. Webster's brother-in-law was a partner for the majority of 2017. In December 2017, Mr. Webster's brother-in-law left his partnership with PwC to join the board of directors of the Public Company Accounting Oversight Board. The Board determined

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INFORMATION ON THE BOARD OF DIRECTORS

this prior relationship did not impair Mr. Webster's independence in 2017, and, because there is no longer any ongoing relationship, there is no related person transaction for Mr. Webster with PwC at this time.

See Related Person Transactions on page 75 for further information.

Director Attendance

The Board of Duke Energy met five times during 2017 and has met once so far in 2018. The overall attendance percentage for our directors was approximately 96% in 2017, and all directors attended more than 75% of the Board meetings and the meetings of the committees upon which he or she served in 2017. Directors are encouraged to attend the Annual Meeting. All of our directors who were directors at the time of last year's Annual Meeting on May 4, 2017, attended the 2017 Annual Meeting except Ann Maynard Gray who retired from the Board at the 2017 Annual Meeting and Michael J. Angelakis who resigned from the Board in 2017.

Board and Committee Assessments

Each year the Board, with the assistance of the Corporate Governance Committee, conducts an assessment of the Board, each of its committees and the directors. The assessment process is facilitated by a third party advisor, which allows directors to provide anonymous feedback and promotes candidness among the directors. The results of the feedback are presented to the Board and committees and discussed.

In addition to the written assessments, the Independent Lead Director annually takes the opportunity to discuss the performance of the Board with the directors and to obtain advice on areas of improvement for the Board and the individual directors. Our Board is committed to effective board succession planning and refreshment, including having honest and difficult conversations, as may be deemed necessary, with individual directors.

This annual review process and discussion provides continuous improvement in the overall effectiveness of the directors, committees and Board and provides an opportunity for directors to express any concerns they may have. This process also allows the Board to identify opportunities for Board succession and skills.

Board Role in Management Succession

The independent directors of the Board are actively involved in the Corporation's management succession planning process. Among the Corporate Governance Committee's responsibilities described in its charter is to oversee continuity and succession planning. At least annually, the Corporate Governance Committee or full Board reviews the Chief Executive Officer succession plan and makes recommendations to the Board for the successor to the Chief Executive Officer. The Corporate Governance Committee also reports to the Board any concerns or issues that might indicate that organizational strengths are not equal to the requirements of long-range goals and oversees the evaluation of the Chief Executive Officer.

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INFORMATION ON THE BOARD OF DIRECTORS

Board Oversight of Risk

As is true with other large public companies, Duke Energy faces a myriad of risks, including operational, financial, strategic and reputational risks that affect every segment of our business. The Board is actively involved in the oversight of these risks in several ways. This oversight is conducted primarily through the Finance and Risk Management Committee of the Board but also through the other committees of the Board, as appropriate. The Finance and Risk Management Committee reviews the Corporation's enterprise risk program with management, including the Chief Risk Officer, on a regular basis at its committee meetings. The enterprise risk program includes the identification of a broad range of risks that affect the Corporation, their probabilities and severity and incorporates a review of the Corporation's approach to managing and prioritizing those risks based on input from the officers responsible for the management of those risks.

Each committee of the Board is responsible for the oversight of certain areas of risk that pertain to that committee's area of focus. Throughout the year, each committee chair reports to the full Board regarding the committee's considerations and actions related to the risks within its area of focus. Each committee regularly receives updates from the business units in that committee's area of focus to review the risks in those areas.

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INFORMATION ON THE BOARD OF DIRECTORS

20    DUKE ENERGY – 2018 Proxy Statement

INFORMATION ON THE BOARD OF DIRECTORS

Shareholder Engagement

We conduct extensive governance reviews and investor outreach so that management and the Board understand and consider the issues that matter most to our shareholders and address them effectively. In 2017, we reached out to holders of approximately 36% of Duke Energy's outstanding shares and members of our Board and management met with holders of approximately 30% of Duke Energy's outstanding shares. We engaged with every shareholder who accepted our offer to meet.

Duke Energy engaged with shareholders on numerous topics during the year, including executive compensation matters, sustainability and governance issues such as the disclosure of the performance goals for the performance shares granted in our most recently completed fiscal year. We have also included additional disclosure in this proxy statement on director skills and diversity and the Board's oversight over key risk areas for the Corporation, including environmental, health and safety. Shareholder feedback has been invaluable to Duke Energy in enhancing our governance and compensation policies and related disclosures such as additional disclosure in this proxy statement on director skills and diversity in recent years to give shareholders greater insight into the background and abilities of our capable Board.

During the Fall of 2017, we focused our engagements with shareholders on explaining recent changes to our compensation program and on sustainability matters. A more complete discussion of our engagements around compensation is included in the Compensation Discussion and Analysis on page 36.

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INFORMATION ON THE BOARD OF DIRECTORS

Board of Directors Committees

BOARD COMMITTEE MEMBERSHIP ROSTER

Name	Audit	Compensation	Corporate Governance	Finance and Risk Management	Nuclear Oversight	Regulatory Policy and Operations

Michael G. Browning		✔	C	✔
Theodore F. Craver, Jr.	C			✔
Robert M. Davis	✔			✔
Daniel R. DiMicco			✔		✔
John H. Forsgren		✔		C
Lynn J. Good
John T. Herron					C	✔
James B. Hyler, Jr.	✔					C
William E. Kennard			✔	✔
E. Marie McKee		C	✔
Charles W. Moorman IV					✔	✔
Carlos A. Saladrigas	✔	✔
Thomas E. Skains					✔	✔
William E. Webster, Jr.					✔	✔

C
Committee Chair

The Board has the six standing, permanent committees described below:

Audit Committee

Eight meetings held in 2017

Committee Members
Theodore F. Craver, Jr., Chair* Robert M. Davis* James B. Hyler, Jr.* Carlos A. Saladrigas* * Designated as an Audit Committee Financial Expert by the Board

Theodore F. Craver, Jr.

•
The Audit Committee considers risks and matters related to financial reporting, internal controls, compliance and legal matters and cybersecurity and technology matters.

•
As part of its responsibilities, the Audit Committee selects and retains an independent registered public accounting firm to conduct audits of the accounts of Duke Energy and our subsidiaries. It also reviews with the independent registered public accounting firm the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Duke Energy and our subsidiaries and makes reports and recommendations to the Board as it deems appropriate.

•
The Audit Committee is responsible for approving all audit and permissible non-audit services provided to Duke Energy by our independent registered public accounting firm. Pursuant to this responsibility, the Audit Committee adopted the policy on Engaging the Independent Auditor for Services, which provides that the Audit Committee will establish detailed services and related fee levels that may be provided by the independent registered public accounting firm and will review such policy annually. See page 33 for additional information on the Audit Committee's preapproval policy.

•
The Board has determined that Mr. Craver, Mr. Davis, Mr. Hyler and Mr. Saladrigas are "Audit Committee Financial Experts" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. See pages 10, 11, 13 and 15 for a description of their business experience.

•
Each of the members has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Corporation's Standards for Assessing Director Independence. In addition, each of the members meets the financial literacy requirements for audit committee membership under the NYSE's rules and the rules and regulations of the SEC.

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INFORMATION ON THE BOARD OF DIRECTORS

Compensation Committee

Six meetings held in 2017

Committee Members
E. Marie McKee, Chair Michael G. Browning John H. Forsgren Carlos A. Saladrigas

E. Marie McKee

•
The Compensation Committee establishes and reviews our overall compensation philosophy, confirms that our policies and philosophy do not encourage excessive or inappropriate risk-taking by our employees, reviews and approves the salaries and other compensation of certain employees, including all executive officers of Duke Energy, reviews and approves compensatory agreements with executive officers, approves equity grants and reviews the effectiveness of, and approves changes to, compensation programs. The Compensation Committee also makes recommendations to the Board on compensation for independent directors.

•
Management's role in the compensation-setting process is to recommend compensation programs and assemble information as required by the committee. When establishing the compensation program for our named executive officers, the committee considers input and recommendations from management, including Ms. Good, who attends the Compensation Committee meetings.

•
The Compensation Committee has engaged FW Cook as its independent compensation consultant. The compensation consultant generally attends each committee meeting and provides advice to the committee at the meetings, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and directors. The consultant has been instructed that it shall provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke Energy other than at the direction of the Compensation Committee.

•
Each of the members of the Compensation Committee has been determined to be "independent" within the meaning of the NYSE's listing standards, Rule 10C-1(b) of the Exchange Act, and the Corporation's Standards for Assessing Director Independence; to be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and, to be "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act.

•
Compensation Committee Interlocks and Insider Participation.    During 2017, Ms. McKee, Mr. Browning, Mr. Moorman and Mr. Saladrigas served as members of the Compensation Committee, with Mr. Forsgren joining the Compensation Committee on January 8, 2018. None of the Compensation Committee members was an officer or employee of Duke Energy during 2017 or a former officer of the Duke Energy or had any business relationships requiring review and disclosure under our Related Person Transactions Policy. Furthermore, none of our executive officers served as a director or member of the compensation committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of Duke Energy or on our Compensation Committee.

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INFORMATION ON THE BOARD OF DIRECTORS

Corporate Governance Committee

Five meetings held in 2017

Committee Members
Michael G. Browning, Chair Daniel R. DiMicco William E. Kennard E. Marie McKee

Michael G. Browning

•
The Corporate Governance Committee considers risks and matters related to corporate governance and the Corporation's policies and practices with respect to political activities, community affairs and sustainability.

•
It recommends the size and composition of the Board and its committees and recommends potential Chief Executive Officer successors to the Board.

•
The Corporate Governance Committee also recommends to the Board the slate of nominees, including any nominees recommended by shareholders, for director at each year's Annual Meeting and, when vacancies occur, names of individuals who would make suitable directors of Duke Energy. This committee may engage an external search firm or a third party to identify or evaluate or to assist in identifying or evaluating a potential nominee.

•
The Corporate Governance Committee performs an annual evaluation of the performance of the Chief Executive Officer with input from the full Board. The Corporate Governance Committee assists the Board in its annual determination of director independence and review of any related person transactions as well as the Board's annual assessment of the Board and each of its committees.

•
Each of the members of the Corporate Governance Committee has been determined to be "independent" within the meaning of the NYSE's listing standards and the Corporation's Standards for Assessing Director Independence.

Finance and Risk Management Committee

Four meetings held in 2017

Committee Members
John H. Forsgren, Chair Michael G. Browning Theodore F. Craver, Jr. Robert M. Davis William E. Kennard

John H. Forsgren

•
The Finance and Risk Management Committee is primarily responsible for the oversight of financial risk and enterprise risk at the Corporation. This oversight function includes reviews of Duke Energy's financial and fiscal affairs and recommendations to the Board regarding dividends, financing and fiscal policies, and significant transactions. It reviews the financial exposure of Duke Energy, as well as mitigation strategies, reviews Duke Energy's enterprise risk exposures and provides oversight for the process to assess and manage enterprise risk, and reviews the financial impacts of major projects as well as capital expenditures.

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INFORMATION ON THE BOARD OF DIRECTORS

Nuclear Oversight Committee

Four meetings held in 2017

Committee Members
John T. Herron, Chair Daniel R. DiMicco Charles W. Moorman IV Thomas E. Skains William E. Webster, Jr.

John T. Herron

•
The Nuclear Oversight Committee provides oversight of the nuclear safety, operational and financial performance as well as operational risks, long-term plans and strategies of Duke Energy's nuclear power program. The oversight role is one of review, observation and comment and in no way alters management's authority, responsibility or accountability. The Nuclear Oversight Committee visits each of Duke Energy's operating nuclear power stations over a two-year period and reviews the station's nuclear safety, operational and financial performance.

Regulatory Policy and Operations Committee

Four meetings held in 2017

Committee Members
James B. Hyler, Jr., Chair John T. Herron Charles W. Moorman IV Thomas E. Skains William E. Webster, Jr.

James B. Hyler, Jr.

•
The Regulatory Policy and Operations Committee provides oversight of Duke Energy's regulatory and legislative strategy impacting utility operations in each jurisdiction. The Committee also has oversight over environmental, health and safety matters and the risks related to such matters, including our ash management strategy, as well as the public policies and practices of Duke Energy. This includes reviewing Duke Energy's regulatory approach to strategic initiatives, the operational performance of Duke Energy's utilities with regard to energy supply, delivery, fuel procurement and transportation and making visits to Duke Energy's generation facilities. The Regulatory Policy and Operations Committee is also responsible for the oversight of Duke Energy's environmental, health and safety goals and policies.

Each committee operates under a written charter adopted by the Board. The charters are posted on our website at duke-energy.com/our-company/investors/corporate-governance/board-committee-charters.

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REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

The following is the report of the Corporate Governance Committee with respect to its philosophy, responsibilities and initiatives.

Philosophy and Responsibilities

We believe that sound corporate governance has three components: (i) Board independence, (ii) processes and practices that foster sound decision-making by both management and the Board, and (iii) balancing the interests of all of our stakeholders – our investors, customers, employees, the communities we serve and the environment. The Corporate Governance Committee's charter is available on our website at duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/corporate-governance and is summarized below. Additional information about the Corporate Governance Committee and its members is detailed on page 24 of this proxy statement.

Membership. The committee must be comprised of three or more members, all of whom must qualify as independent directors under the listing standards of the NYSE and other applicable rules and regulations.

Responsibilities. The committee's responsibilities include, among other things, (i) implementing policies regarding corporate governance matters, (ii) assessing the Board's membership needs and recommending nominees, (iii) recommending to the Board those directors to be selected for membership on, or removal from, the various Board committees and those directors to be designated as chairs of Board committees, (iv) sponsoring and overseeing annual performance evaluations for the various Board committees, including the Corporate Governance Committee, the Board and the Chief Executive Officer, (v) overseeing the Corporation's political expenditures and activities pursuant to the Political Expenditures Policy, and (vi) reviewing the Corporation's charitable contributions and community service policies and practices. The committee may also conduct or authorize investigations into or studies of matters within the scope of the committee's duties and responsibilities, and may retain, at the Corporation's expense, and in the committee's sole discretion, consultants to assist in such work as the committee deems necessary. In 2018, the Board also formally tasked the committee with oversight over sustainability issues.

Governance Policies

All of our Board committee charters, as well as our Principles for Corporate Governance, Code of Business Ethics for Employees and Code of Business Conduct & Ethics for Directors, are available on our website at duke-energy.com/our-company/investors/corporate-governance.

Any amendments to or waivers from our Code of Business Ethics for Employees with respect to executive officers or Code of Business Conduct & Ethics for Directors must be approved by the Board and will be posted on our website. During 2017, our Board held four executive sessions with independent directors only.

Board Composition

Director Qualifications. The Board recognizes that a diverse Board, management and workforce is key to the Corporation's success. This diversity is evidenced in the backgrounds, skills and qualifications of the directors who have been nominated, as well as the diversity of Duke Energy's executives and workforce, starting with our Chairman, President and Chief Executive Officer, Lynn J. Good, who was selected by the Board to lead Duke Energy in 2013. The Board strives to have a diverse Board representing a range of experiences and qualifications in areas that are relevant to the Corporation's business and strategy. As part of the search process, the committee looks for the most qualified candidates, including women and minorities, with the following characteristics:

•
fundamental qualities of intelligence, perceptiveness, good judgment, maturity, high ethics and standards, integrity and fairness;

•
a genuine interest in Duke Energy and a recognition that, as a member of the Board, one is accountable to the shareholders of Duke Energy, not to any particular interest group;

•
a background that includes broad business experience or demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business organization;

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REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

•
diversity among the existing Board members, including racial and ethnic background, gender, experiences, skills and qualifications;

•
present or former chief executive officer, chief operating officer or substantially equivalent level executive officer of a highly complex organization such as a corporation, university or major unit of government, or a professional who regularly advises such organizations;

•
no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to Duke Energy and our shareholders;

•
the ability and willingness to spend the time required to function effectively as a director;

•
compatibility and ability to work well with other directors and executives in a team effort with a view to a long-term relationship with Duke Energy as a director;

•
independent opinions and willingness to state them in a constructive manner; and

•
willingness to become a shareholder of Duke Energy (within a reasonable time of election to the Board).

Director Candidate Recommendations. The committee may engage a third party from time to time to assist it in identifying and evaluating director-nominee candidates, in addition to current members of the Board standing for re-election. The committee will provide the third party, based on the profile described above, the characteristics, skills and experiences that may complement those of our existing members. The third party will then provide recommendations for nominees with such attributes. The committee considers nominees recommended by shareholders on a similar basis, taking into account, among other things, the profile criteria described above and the nominee's experiences and skills. In addition, the committee considers the shareholder-nominee's independence with respect to both the Corporation and the recommending shareholder. All of the nominees on the proxy card are current members of our Board and were recommended by the committee.

Shareholders interested in submitting nominees as candidates for election as directors must provide timely written notice to the Corporate Governance Committee, c/o Julia S. Janson, Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414. The written notice must set forth, as to each person whom the shareholder proposes to nominate for election as director:

•
the name and address of the recommending shareholder(s), and the class and number of shares of capital stock of Duke Energy that are beneficially owned by the recommending shareholder(s);

•
a representation that the recommending shareholder(s) is a holder of record of capital stock of Duke Energy entitled to vote at the Annual Meeting and intends to attend the Annual Meeting remotely or by proxy to nominate the person(s) specified in the written notice;

•
the name, age, business address and principal occupation and employment of the recommended nominee;

•
any information relevant to a determination of whether the recommended nominee meets the criteria for Board membership established by the Board and/or the Corporate Governance Committee;

•
any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules and SEC rules and regulations;

•
a description of any business or personal relationship between the recommended nominee and the recommending shareholder(s), including all arrangements or understandings between the recommended nominee and the recommending shareholder(s) and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by the recommending shareholder(s);

•
a statement, signed by the recommended nominee, (i) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, (ii) affirming the recommended nominee's willingness to be a director, and (iii) consenting to serve as a director if so elected;

•
if the recommending shareholder(s) has beneficially owned more than 5% of Duke Energy's capital stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC;

•
if the recommending shareholder(s) intends to solicit proxies in support of such recommended nominee, a representation to that effect; and

•
all other information relating to the recommended nominee that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act, including, without limitation, information regarding, (i) the recommended nominee's business experience, (ii) the class and number of shares of capital stock of Duke Energy, if any, that are beneficially owned by the recommended nominee, and (iii) material relationships or transactions, if any, between the recommended nominee and Duke Energy's management.

Director Candidate Nominations through Proxy Access. In order to nominate a director pursuant to the Corporation's proxy access provision, shareholders who meet the eligibility and other requirements set forth in Section 3.04 of the Corporation's By-Laws must send a written notice to the Corporate Governance Committee, c/o Julia S. Janson, Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414. The written notice must provide the information set forth above, as well as the other detailed requirements set forth in Section 3.04 of the Corporation's By-Laws, which can be located on our website at duke-energy.com/our-company/investors/corporate-governance.

DUKE ENERGY – 2018 Proxy Statement    27

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE

New Directors Since the 2017 Annual Meeting

Following the 2017 Annual Meeting at which one of the Corporation's directors, Ann Maynard Gray, retired in accordance with our Principles for Corporate Governance, as well as following the departure of Michael J. Angelakis from our Board in August 2017, the Corporate Governance Committee sought to recruit an additional Board member whose qualifications align with the needs of the Board in light of the major risks and issues facing the Corporation, as well as our long-term strategy. After working with an independent search firm, the committee recommended in December 2017 that Robert M. Davis be appointed to the Board effective January 8, 2018. Mr. Davis brings extensive financial and cybersecurity knowledge, along with experience working in an industry under going rapid transformation gained during his tenure as Chief Financial Officer of Merck & Co. and during his career at Baxter International. For more information on Mr. Davis' skills and qualifications, see page 11.

Director Onboarding. With the addition of a number of new directors to our Board over the past several years, the director onboarding process has become increasingly more important to educating our new directors about Duke Energy. Immediately following their appointment, each new director meets individually with the senior executives responsible for our major lines of business and operations so that they may better understand the issues involved in all aspects of Duke Energy's business. In addition to discussing Duke Energy's businesses and operations, the new directors learn about our corporate governance practices and policies; the financial and technical aspects of our electric utility, natural gas and commercial renewables businesses; the enterprise's significant risks; our long-term strategy; and Duke Energy's long-standing mission to provide clean, reliable and affordable energy for our customers.

Communications and Engagements with Directors

Interested parties can communicate with any of our directors by writing to our Corporate Secretary at the following address:

Corporate Secretary
Julia S. Janson
Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary
Duke Energy Corporation
DEC 48H
P.O. Box 1414
Charlotte, NC 28201-1414

Interested parties can communicate with our Independent Lead Director by writing to the following address:

Independent Lead Director
c/o Julia S. Janson
Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary
Duke Energy Corporation
DEC 48H
P.O. Box 1414
Charlotte, NC 28201-1414

Our Corporate Secretary will distribute communications to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Duke Energy Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as spam, junk mail and mass mailings, service complaints, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, obscene or similarly unsuitable will be excluded. However, any communication that is so excluded remains available to any director upon request.

Corporate Governance Committee
Michael G. Browning, Chair
Daniel R. DiMicco
William E. Kennard
E. Marie McKee

28    DUKE ENERGY – 2018 Proxy Statement

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate non-employee directors with a combination of cash and equity awards, along with certain other benefits as described below. Ms. Good receives no compensation for her service on the Board.

The Compensation Committee annually reviews the non-employee director compensation program and recommends proposed changes for approval by the Board. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director's role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies. Effective May 4, 2017, our non-employee director compensation program consisted of the following:

Type of Fee	Amount ($)

Annual Board Retainer (cash)	125,000
Annual Board Retainer (stock)	160,000
Annual Board Chair Retainer (if applicable)	100,000
Annual Lead Director Retainer (if applicable)	40,000
Annual Audit Committee Chair Retainer	25,000
Annual Compensation Committee and Nuclear Oversight Committee Chair Retainers	20,000
Annual Chair Retainer (other committees)	15,000
Additional Cash Retainer Opportunity (see below)	10,000
Board Meeting Fees	n/a

During its annual review of the non-employee director compensation program in 2017, the Compensation Committee considered an analysis prepared by its independent consultant, FW Cook, which summarized non-employee director compensation trends and pay levels at the same peer companies used to evaluate the compensation of our named executive officers. Following this review, and after considering the advice of FW Cook about market practices and pay levels, the Compensation Committee recommended, and the Board approved, the following changes to our non-employee director compensation program:

•
Eliminated Board meeting fees

•
Increased the Annual Board Cash Retainer from $90,000 to $125,000

•
Increased the Annual Board Stock Retainer from $125,000 to $160,000

•
Increased the Compensation Committee and Nuclear Oversight Committee Chair Retainers from $15,000 to $20,000

•
An additional $10,000 cash retainer will be provided to any director who completes one or more of the following tasks during the calendar year: (a) participation on a special committee, (b) attendance at more than 30 meetings of the Board and/or regular standing committee meetings during the calendar year or (c) in person attendance at more than two offsite committee meetings during the calendar year.

Annual Board Stock Retainer for 2017. In 2017, each eligible director received the portion of his or her annual retainer that was payable in stock in the form of fully-vested shares. The stock retainer was granted under the Duke Energy Corporation 2015 Long-Term Incentive Plan which was approved by our shareholders and which contains an annual limit on equity awards to a non-employee director of $400,000.

Deferral Plan and Stock Purchases. Directors may elect to receive all or a portion of their annual cash compensation on a current basis or defer such compensation under the Duke Energy Corporation Directors' Savings Plan (the "Directors' Savings Plan"). Deferred amounts are credited to an unfunded account, the balance of which is adjusted for the performance of phantom investment options, including the Duke Energy common stock fund, as elected by the director, and generally are paid when the director terminates his or her service from the Board.

Charitable Giving Program. The Duke Energy Foundation, independent of Duke Energy, maintains the Duke Energy Foundation Matching Gifts Program under which directors are eligible to request matching contributions of up to $5,000 per director per calendar year to qualifying institutions. In addition, Duke Energy made a $2,500 donation to designated charities on behalf of the independent directors who exited the Board of Directors during 2017 as well as a $1,000 donation to the American Red Cross in November 2017 on behalf of each of the independent directors who were actively serving at that time.

Expense Reimbursement and Insurance. Duke Energy provides travel insurance to directors and reimburses directors for expenses reasonably incurred in connection with attendance and participation at Board and committee meetings and special functions.

Stock Ownership Guidelines. Outside directors are subject to stock ownership guidelines, which establish a minimum level of ownership of Duke Energy common stock (or common stock equivalents). Currently, each independent director is required to own shares with a value equal to at least five times the annual Board cash retainer (i.e., an ownership level of $625,000) or retain 50% of his or her vested annual equity retainer. All independent directors were in compliance with the guidelines as of December 31, 2017.

DUKE ENERGY – 2018 Proxy Statement    29

DIRECTOR COMPENSATION

The following table describes the compensation earned during 2017 by each individual who served as an independent director during 2017. It does not include any payments to Mr. Skains attributable to his former employment at Piedmont Natural Gas. In addition, because Mr. Davis joined the Board on January 8, 2018, he did not receive any compensation in 2017 and is not listed below.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Michael J. Angelakis(1)	99,903	160,000	2,674	262,577
Michael G. Browning	190,077	160,000	6,269	356,346
Theodore F. Craver, Jr.(1)	113,523	181,978	6,225	301,726
Daniel R. DiMicco	129,077	160,000	6,269	295,346
John H. Forsgren	147,577	160,000	6,269	313,846
Ann Maynard Gray(1)	45,003	0	7,694	52,697
John T. Herron	150,374	160,000	6,269	316,643
James B. Hyler, Jr.	145,077	160,000	1,269	306,346
William E. Kennard	134,077	160,000	6,269	300,346
E. Marie McKee	149,374	160,000	6,269	315,643
Charles W. Moorman IV	125,077	160,000	6,269	291,346
Carlos A. Saladrigas	131,077	160,000	6,269	297,346
Thomas E. Skains	130,077	160,000	6,269	296,346
William E. Webster, Jr.	132,077	160,000	6,201	298,278

(1)
Effective May 4, 2017, Ms. Gray retired from the Board and effective August 25, 2017, Mr. Angelakis resigned from the Board due to increased external business commitments. Mr. Craver was appointed to the Board on March 1, 2017.

(2)
Mr. Angelakis, Mr. Browning, Ms. Gray, Mr. Hyler, Mr. Moorman and Mr. Saladrigas elected to defer $49,952; $190,077; $45,003; $72,539; $125,077 and $131,077, respectively, of his or her 2017 cash compensation under the Directors' Savings Plan.

(3)
This column reflects the grant date fair value of the stock awards granted to each eligible director during 2017. The grant date fair value was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017 ("Form 10-K") for an explanation of the assumptions made in valuing these awards. In March 2017, Mr. Craver received a prorated portion of the 2016-2017 annual stock retainer, amounting to 268 shares of Duke Energy common stock. In May 2017, each sitting director on the Board received an annual stock retainer in the form of 1,937 shares of Duke Energy common stock. Mr. Angelakis, Mr. Browning, Mr. Forsgren, Mr. Hyler, Mr. Kennard, Mr. Moorman, Mr. Saladrigas and Mr. Webster elected to defer their 2017-2018 stock retainer of Duke Energy shares under the Directors' Savings Plan.

(4)
As described in the following table, All Other Compensation for 2017 includes cost associated with a business travel accident insurance premium that was prorated among the directors based on their service on the Board during 2017, contributions made in the director's name to charitable organizations and a retirement gift for Ms. Gray.

Name	Personal Use of Airplane ($)	Business Travel Accident Insurance ($)	Charitable Contributions ($)	Retirement Gift ($)	Total ($)

Michael J. Angelakis	0	174	2,500	0	2,674
Michael G. Browning	0	269	6,000	0	6,269
Theodore F. Craver, Jr.	0	225	6,000	0	6,225
Daniel R. DiMicco	0	269	6,000	0	6,269
John H. Forsgren	0	269	6,000	0	6,269
Ann Maynard Gray	0	91	7,500	103	7,694
John T. Herron	0	269	6,000	0	6,269
James B. Hyler, Jr.	0	269	1,000	0	1,269
William E. Kennard	0	269	6,000	0	6,269
E. Marie McKee	0	269	6,000	0	6,269
Charles W. Moorman IV	0	269	6,000	0	6,269
Carlos A. Saladrigas	0	269	6,000	0	6,269
Thomas E. Skains	0	269	6,000	0	6,269
William E. Webster, Jr.	0	269	5,932	0	6,201

30    DUKE ENERGY – 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the amount of Duke Energy common stock, beneficially owned by the current directors, the executive officers listed in the Summary Compensation Table under Executive Compensation (referred to as the named executive officers) and all directors and executive officers as a group as of February 26, 2018. There were 700,299,523 shares of Duke Energy common stock outstanding as of February 26, 2018.

Name or Identity of Group	Total Shares Beneficially Owned(1)	Percent of Class

Michael G. Browning	78,314	*
Theodore F. Craver, Jr.	5,738	*
Robert M. Davis	615	*
Daniel R. DiMicco	45,358	*
John H. Forsgren	20,524	*
Lynn J. Good	120,876	*
John T. Herron	15,695	*
James B. Hyler, Jr.	18,288	*
Dhiaa M. Jamil	15,729	*
Julia S. Janson	22,622	*
William E. Kennard	8,176	*
E. Marie McKee	143	*
Charles W. Moorman IV	6,939	*
Carlos A. Saladrigas	4,428	*
Thomas E. Skains	18,416	*
William E. Webster, Jr.	3,058	*
Lloyd M. Yates	35,653	*
Steven K. Young	51,428	*
Directors and executive officers as a group (22)	548,816	*

*
Represents less than 1%.

(1)
Includes the following number of shares with respect to which directors and executive officers have the right to acquire beneficial ownership within 60 days of February 26, 2018: Mr. Browning – 24,384 ; Mr. Craver – 0 ; Mr. Davis – 0; Mr. DiMicco – 17,869; Mr. Forsgren – 17,203; Ms. Good – 0; Mr. Herron – 0; Mr. Hyler – 10,946; Mr. Jamil – 0; Ms. Janson – 0; Mr. Kennard – 8,176; Ms. McKee – 143; Mr. Moorman – 3,673; Mr. Saladrigas – 1,480; Mr. Skains – 0; Mr. Webster – 1,997; Mr. Yates – 0; Mr. Young – 0; and all directors and executive officers as a group – 85,871.

Supplemental Table – Including Ownership of Units Representing Common Stock

The table below shows ownership of both Duke Energy common stock (listed in the table above as defined by SEC regulations) as well as units (not listed in the table above) related to Duke Energy common stock under the Directors' Savings Plan or the Duke Energy Corporation Executive Savings Plan ("Executive Savings Plan"), as applicable, which units do not represent an equity interest in Duke Energy and possess no voting rights, but are equal in economic value to one share of Duke Energy common stock.

Name	Number of Units

Michael G. Browning	108,271
Theodore F. Craver, Jr.	5,738
Robert M. Davis	615
Daniel R. DiMicco	46,725
John H. Forsgren	20,524
Lynn J. Good	120,950
John T. Herron	15,695
James B. Hyler, Jr.	29,853
Dhiaa M. Jamil	17,611
Julia S. Janson	22,832
William E. Kennard	8,176
E. Marie McKee	58,667
Charles W. Moorman IV	6,939
Carlos A. Saladrigas	40,979
Thomas E. Skains	18,416
William E. Webster, Jr.	3,058
Lloyd M. Yates	47,108
Steven K. Young	51,926

DUKE ENERGY – 2018 Proxy Statement    31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial owners of 5% or more of Duke Energy's outstanding shares of common stock as of December 31, 2017. This information is based on the most recently available reports filed with the SEC and provided to us by the company listed.

Name or Identity of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage

The Vanguard Group	51,528,433	7.36%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Inc.	45,499,220	6.5%
40 East 52nd Street New York, NY 10022

(1)
According to the Schedule 13G/A filed by The Vanguard Group, these shares are beneficially owned by The Vanguard Group, which is the parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) to various investment companies, and has sole voting power with respect to 1,080,036 shares, 345,502 shares with shared voting power, sole dispositive power with regard to 50,246,458 shares and 1,281,975 shares with shared dispositive power.

(2)
According to the Schedule 13G/A filed by BlackRock Inc., these shares are beneficially owned by BlackRock Inc., which is the parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) to various investment companies, and has sole voting power with respect to 39,676,331 shares, 0 shares with shared voting power, sole dispositive power with regard to 45,499,220 shares and 0 shares with shared dispositive power.

32    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 2:     RATIFICATION OF DELOITTE & TOUCHE LLP AS DUKE ENERGY CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee is directly responsible for the appointment and compensation, including the preapproval of audit fees as described below, and the retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has selected Deloitte & Touche LLP ("Deloitte") as Duke Energy's independent registered public accounting firm for 2018. Deloitte (or one of its predecessor companies) has served as our independent registered public accounting firm since 1947.

Independence

The Audit Committee and the Board believe that the continued retention of Deloitte as Duke Energy's independent registered public accounting firm is in the best interests of the Corporation and our shareholders. Deloitte's years of experience with Duke Energy have allowed them to gain expertise regarding Duke Energy's operations, accounting policies and practices and internal controls over financial reporting. It also prevents the significant time commitment that educating a new auditor would entail, which could also result in distraction in focus for Duke Energy management.

To safeguard the continued independence of the independent registered public accounting firm, the Audit Committee adopted a policy that provides that the independent registered public accounting firm is only permitted to provide services to Duke Energy and our subsidiaries that have been preapproved by the Audit Committee. Pursuant to the policy, detailed audit services, audit-related services, tax services and certain other services have been specifically preapproved up to certain categorical fee limits. In the event that the cost of any of these services may exceed the preapproved limits, the Audit Committee must approve the service before the independent registered public accounting firm is engaged for such service. All other services that are not prohibited pursuant to the SEC's or other applicable regulatory bodies' rules or regulations must be specifically approved by the Audit Committee before the independent registered public accounting firm is engaged for such service. All services performed in 2017 and 2016 by the independent registered public accounting firm were approved by the Duke Energy Audit Committee pursuant to its policy on Engaging the Independent Auditor for Services.

In addition to the annual review of Deloitte's independence and in association with the mandated rotation of Deloitte's lead engagement partner every five years, the Audit Committee is directly involved in the selection of Deloitte's new lead engagement partner.

Representatives of Deloitte are expected to participate in the Annual Meeting and will be available to respond to appropriate questions. Information on Deloitte's fees for services rendered in 2017 and 2016 are listed below.

The approval of a majority of shares represented in person or by proxy at the Annual Meeting is required to approve this proposal.

Audit Fees

Type of Fees	2017	2016

Audit Fees(1)(5)	$13,535,000	$13,616,400
Audit-Related Fees(2)(5)	249,000	626,000
Tax Fees(3)	1,746,000	384,000
All Other Fees(4)	50,000	225,000

TOTAL FEES:	$15,580,000	$14,851,400

(1)
Audit Fees are fees billed, or expected to be billed, by Deloitte for professional services for the financial statement audits, audit of the financial statements of Duke Energy and our subsidiaries included in Duke Energy's Annual Report on Form 10-K and reviews of financial statements included in Duke Energy's Quarterly Reports on Form 10-Q and services associated with securities filings such as comfort letters and consents.

(2)
Audit-Related Fees are fees billed, or expected to be billed, by Deloitte for assurance and related services that are reasonably related to the performance of an audit or review of financial statements, including assistance with acquisitions and divestitures and internal control reviews.

(3)
Tax Fees are fees billed, or expected to be billed, by Deloitte for tax return assistance and preparation, tax examination assistance and professional services related to tax planning and tax strategy.

(4)
Other Fees are billed, or expected to be billed, by Deloitte for attendance at Deloitte-sponsored conferences and access to Deloitte research tools and subscription services. In 2016, other fees also include non-audit fees related to consulting services.

(5)
Audit Fees and Audit Related Fees for 2016 have been updated from the number disclosed in the 2017 Proxy Statement to reflect actuals.

For the Above Reasons, the Board of Directors Recommends a Vote "FOR" This Proposal.

DUKE ENERGY – 2018 Proxy Statement    33

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Duke Energy's audited financial statements for the fiscal year ended December 31, 2017.

The information contained in this report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Duke Energy specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of Duke Energy's financial reporting, internal controls and audit functions. The Audit Committee's charter describes in greater detail the full responsibilities of the committee and is available on our website at duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/audit. Further information about the Audit Committee, its Policy on Engaging the Independent Auditor for Services and its members is detailed on pages 22 and 33 of the proxy statement.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte, the Corporation's independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of Duke Energy's financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and, evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States ("GAAP"), as well as expressing an opinion on the effectiveness of internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework (2013).

The Audit Committee reviewed the Corporation's audited financial statements with management and Deloitte, and met separately with both management and Deloitte to discuss and review those financial statements and reports prior to issuance. These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has represented, and Deloitte has confirmed, that the financial statements are fairly presented, in all material respects, in conformity with GAAP.

In addition, management completed the documentation, testing and evaluation of Duke Energy's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte at regularly scheduled Audit Committee meetings. At the conclusion of the process, management presented to the Audit Committee on the effectiveness of the Corporation's internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Corporation's 2017 Form 10-K filed with the SEC, as well as Deloitte's report included in the Corporation's 2017 Form 10-K related to its audit of the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Deloitte the matters required to be discussed by professional and regulatory requirements, including, but not limited to, the standards of the Public Company Accounting Oversight Board regarding The Auditors' Communications with those charged with governance. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, "Communications with Audit Committees Concerning Independence" that relates to Deloitte's independence from Duke Energy and our subsidiaries and the Audit Committee has discussed with Deloitte the firm's independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and Deloitte referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Duke Energy's 2017 Form 10-K for filing with the SEC.

Audit Committee
Theodore F. Craver, Jr. , Chair
Robert M. Davis
James B. Hyler, Jr.
Carlos A. Saladrigas

34    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 3:     ADVISORY VOTE TO APPROVE DUKE ENERGY CORPORATION'S NAMED EXECUTIVE OFFICER COMPENSATION

At the 2011 and 2017 Annual Meetings, our shareholders recommended that our Board hold say-on-pay votes on an annual basis. As a result, we are providing our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

In connection with this proposal, the Board encourages shareholders to review, in detail, the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis beginning on page 36, as well as the information contained in the compensation tables and narrative discussion in this proxy statement.

As described in more detail in the Compensation Discussion and Analysis section, the guiding principle of our compensation philosophy is that pay should be linked to performance and that the interests of our executives and shareholders should be aligned. Our compensation program is designed to provide significant upside and downside potential depending on actual results as compared to predetermined measures of success. A significant portion of our named executive officers' total direct compensation is directly contingent upon achieving specific results that are important to our long-term success and growth in shareholder value. We supplement our pay-for-performance program with a number of compensation policies that are aligned with the long-term interests of Duke Energy and our shareholders.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:

"RESOLVED, that the shareholders of Duke Energy approve, on an advisory basis, the compensation paid to Duke Energy's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Duke Energy's 2018 Proxy Statement."

The approval of a majority of shares represented in person or by proxy at the Annual Meeting is required to approve this proposal. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee or Duke Energy. The Compensation Committee, however, will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.

For the Above Reasons, the Board of Directors Recommends a Vote "FOR" This Proposal.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Duke Energy is responsible for the oversight of the Corporation's compensation programs and compensation of the Corporation's executives, per the Compensation Committee's charter which is available on our website at duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/compensation.

The Compensation Committee of Duke Energy has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
E. Marie McKee, Chair
Michael G. Browning
John H. Forsgren
Carlos A. Saladrigas

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COMPENSATION DISCUSSION AND ANALYSIS

Section 1: Executive Summary

The purpose of this Compensation Discussion and Analysis is to provide information about Duke Energy's compensation objectives and policies for our named executive officers ("NEOs"), who, for 2017 are:

Name	Title

Lynn J. Good	Chairman, President and Chief Executive Officer
Steven K. Young	Executive Vice President and Chief Financial Officer
Dhiaa M. Jamil	Executive Vice President and Chief Operating Officer
Julia S. Janson	Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary
Lloyd M. Yates	Executive Vice President, Customer and Delivery Operations and President, Carolinas Region

Compensation Objectives and Principles for 2017
•
Our compensation program is designed to link pay to performance, with the goal of attracting and retaining talented executives, rewarding individual performance, encouraging long-term commitment to our business strategy and aligning the interests of our management team with those of shareholders.

•
Our compensation program provides significant upside and downside potential depending on actual results, as compared to predetermined measures of success.

•
In setting executive compensation for 2017, we sought to balance the need to recognize the evolving nature of our business strategy with Duke Energy's focus on maximizing shareholder value.

Shareholder Engagement

We have a longstanding history of engaging with shareholders and value the deep relationships we have built. The feedback our shareholders have provided over time has greatly informed our compensation and governance programs as well as our environmental and social initiatives. We received 82.71% favorable support from our shareholders for our executive compensation program pursuant to the "say on pay" vote at our 2017 annual meeting. In response, we continued our shareholder outreach program in 2017, reaching out to shareholders representing approximately 36% of outstanding shares and engaging with shareholders representing approximately 30% of outstanding shares. Our outreach team included members of management who represented the Investor Relations, Human Resources and Legal Departments, as well as E. Marie McKee, the Chair of the Compensation Committee, who participated in a number of the conversations with our largest shareholders.

The focus of these meetings was to provide an update on our strategic vision, operational priorities and the strength of our leadership team, as well as to discuss our governance and executive compensation program, notably updates to our Chief Executive Officer's compensation for 2017 and several disclosure and governance enhancements the Compensation Committee was considering. During these conversations, shareholders thanked us for our proactive approach and provided the following specific feedback:

•
Appreciated that we have evolved the design of our long-term incentive ("LTI") program over the last three years to incorporate strategic and operational measures in addition to Total Shareholder Return ("TSR")

•
Understood the historically conservative approach to compensating Ms. Good and the need to make adjustments commensurate with market levels

•
Acknowledged that the Compensation Committee followed a thoughtful approach to addressing retention risk by providing Ms. Good with a performance-based retention grant

•
Appreciated our commitment to enhance the disclosure of performance levels under future performance shares and expand the restrictions in our anti-pledging policy to prohibit pledging of Duke Energy securities held in any capacity

•
Appreciated the change in the requirement for achieving a target payout on the relative TSR component of our LTI performance shares from the 50th to the 55th percentile of the UTY.

36    DUKE ENERGY – 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Taking into account the feedback shareholders provided during our conversations, we made the following changes for 2017:

•
Enhanced the disclosure in this year's proxy statement of performance goals for the newest cycle of performance shares (i.e., the 2017-2019 cycle), along with continued reporting of actual performance results for the recently-completed cycle

•
Expanded the restrictions of our anti-pledging policy

We greatly value the input shareholders provided and will continue our outreach efforts on a variety of topics – including executive compensation – as our compensation program evolves in the future.

Business Highlights: Compensation Decisions in Context

Portfolio Transition

We have successfully implemented our business transformation strategy to maximize the competitiveness of Duke Energy. The following timeline summarizes key events in our business transformation since 2011.

Core Areas of Focus

Our value proposition is to be the leading energy infrastructure company. Under the leadership of Ms. Good, who became Chief Executive Officer in July 2013, Duke Energy has intensified our focus on serving our customers and communities, while leading the way to a safe, secure and responsible energy future. With our transition complete, our strategy for the next decade is clear. We see great opportunities ahead and remain focused on investing in infrastructure our customers value and delivering sustainable growth for our investors. We will do this while building on our foundation of customer satisfaction and stakeholder engagement, all while remaining focused on safety, operational excellence and the environment.

Duke Energy is committed to creating value for our shareholders while building trust and transforming our energy future. We continuously strive to achieve this core purpose of creating shareholder value in all that we do, but with a particular emphasis on the following areas:

•
Modernizing the energy grid

•
Generating cleaner energy

•
Expanding our natural gas infrastructure

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Business Highlights

During 2017 we made meaningful progress on our strategy. We developed a multi-year plan to modernize the energy grid across our jurisdictions, and in the Carolinas we branded our efforts as Power/Forward Carolinas. We placed the Sabal Trail natural gas pipeline into service and obtained several key permits necessary to advance the Atlantic Coast Pipeline. We achieved constructive regulatory outcomes, including the facilitation of renewables-related legislation in North Carolina and a comprehensive multi-year rate settlement in Florida. In addition, we announced a more stringent carbon dioxide emissions reduction target for our generation fleet – a 40% reduction from the 2005 level by 2030. We also maintained a sharp focus during the year on the performance measures that relate to our incentive plans, including the following.

•
Operational Excellence.

•
Our key employee safety metric, TICR, improved by approximately 10% during the year to 0.36, building on our industry-leading performance of 0.40 in 2016.

•
During the third quarter, our employees rose to the challenge of Hurricane Irma – one of the most powerful storms ever to hit the Atlantic – by restoring power to 99% of customers in just over a week.

•
We reduced reportable environmental events from last year, the third consecutive year of improvement and continued to advance our efforts to permanently close our coal ash basins in ways that protect people and the environment.

•
Financial Performance.

•
Despite the significant headwind from unfavorable weather, we delivered on our earnings guidance for the year.

•
Our TSR of 13.0% exceeded the TSR of the UTY, which was 12.8%.

•
We increased our dividend for the eleventh consecutive year.

38    DUKE ENERGY – 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Adjustments to Chief Executive Officer Compensation

Changes to Core Compensation

Ms. Good's leadership has been instrumental to the evolution of Duke Energy. Since becoming Chief Executive Officer in July 2013, Ms. Good has led the development of our strategy (focused on modernizing the energy grid, generating cleaner energy and expanding our natural gas infrastructure), driven industry-leading operational performance and guided us through several major transactions as we restructured our portfolio of businesses to reduce risk and improve returns. As we seek to advance our strategic vision and execution in the coming years, Ms. Good's leadership will continue to be critical to the organization.

When Ms. Good became Chief Executive Officer in 2013, her compensation was significantly below the market. To address this gap, the Compensation Committee conducted a detailed review of Ms. Good's compensation and analyzed her pay relative to the competitive market, within and outside the utility sector. The Compensation Committee took into account the size and complexity of Duke Energy and our ability to compete for talent against multiple industries, and relied heavily on data from its independent compensation consultant. To address the initial gap in 2013 between Ms. Good's pay and the competitive market, rather than provide a large compensation adjustment or bonus, the Compensation Committee adopted a step-like approach that allowed flexibility to make pay decisions based on Ms. Good's specific contributions and experience in her role. As illustrated below, the steps taken by the Compensation Committee resulted in closing the significant competitive pay gap relative to the market over time.

*
Target TDC (Total Direct Compensation) = the sum of base salary, target annual incentive opportunity and the grant date fair value of long-term incentive awards

**
Because peer group information was not yet available for 2017, it was assumed to be at the same level as in 2016.

After conducting its analysis, the Compensation Committee determined it was appropriate to make the following adjustments to Ms. Good's compensation for 2017:

•
Awarded a 3.8% merit adjustment to Ms. Good's salary, increased her target short-term incentive ("STI") opportunity from 150% to 155% and increased her LTI opportunity from 700% to 750% of her salary.

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COMPENSATION DISCUSSION AND ANALYSIS

One-Time, Performance-Based Retention Grant

The Compensation Committee believes alignment with shareholders is best achieved and retention risk mitigated when our senior executives hold unvested equity grants with a value of approximately 2x or more of their total direct compensation. Realizing that Ms. Good fell well below this standard despite her four-year tenure as Chief Executive Officer and her history of strong performance, the Compensation Committee developed a strategy to strengthen shareholder alignment and mitigate retention risk by providing Ms. Good a one-time, performance-based retention grant valued at $7,000,000. Three other NEOs also received performance-based retention grants in amounts ranging from $250,000 to $1,000,000, as well as increases to base salary described on page 42 of this Compensation Discussion and Analysis.

Details of the performance-based retention grants are as follows:

•
Performance Requirement.  The grants are subject to a return on equity ("ROE") goal, which, if not achieved, results in zero payout. Duke Energy's average ROE (excluding goodwill) over the 2017-2019 period must equal or exceed 10%. In light of Duke Energy's large capital deployment program, the Compensation Committee believed that it was important to make the vesting of the retention grants subject to a return on equity goal.

•
Stringent Vesting Conditions.  The awards are subject to a three-year cliff vesting requirement, and no pro-rata vesting upon retirement.

•
Strengthens Retention.  Ms. Good's grant increases the ratio of her outstanding equity awards (that would be forfeited if she voluntarily terminated employment) to her total direct compensation from 1.33x to 1.85x.

The Compensation Committee designed the supplemental retention grant for Ms. Good to address unique retention concerns, and it is not part of our regular compensation program.

We discussed Ms. Good's compensation and the supplemental retention grant during the shareholder engagement process to ensure that our shareholders were aware of the circumstances that drove the need for additional retention.

During these conversations, shareholders provided the following feedback:

•
Understood the historically conservative approach to compensating Ms. Good and the need to make adjustments commensurate with market levels

•
Acknowledged that the Compensation Committee followed a thoughtful approach to addressing retention risk by providing Ms. Good with the performance-based retention grant, which contains a stringent three-year cliff vesting requirement

Core Compensation Structure and Incentive Metrics in 2017
•
Our core compensation program consists of base salary, STI and LTI (performance shares and restricted stock units ("RSUs")), as outlined in the table below.

	Element	Performance Metrics Aligned to Strategy

Base Salary	• Cash

Annual Incentive	• Short-Term Cash Incentive	• Adjusted EPS • Operational Excellence • Customer Satisfaction • Individual Objectives • Safety

Long Term	• Performance Shares (70%)	• Cumulative Adjusted EPS • Relative TSR • Safety

Equity Incentive	• RSUs (30%)	• Service-based with three-year pro-rata vesting

40    DUKE ENERGY – 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

•
The following chart illustrates the components of the target total direct compensation opportunities provided to our Chief Executive Officer and other NEOs.

Executive Compensation Best Practices

Following are key features of our executive compensation program:

AT DUKE ENERGY WE...	AT DUKE ENERGY WE DO NOT...

Require significant stock ownership, including 6x base salary for our Chief Executive Officer and 3x base salary for other NEOs	Provide tax gross-ups to NEOs
Maintain a stock retention policy	Permit hedging or pledging of Duke Energy securities
Tie equity and cash-based incentive compensation to a clawback policy	Provide "single trigger" cash severance upon a change in control
Maintain a shareholder approval policy for severance agreements that provide severance in excess of 2.99 annual compensation	Provide employment agreements to a broad group
Comply with an equity award granting policy	Encourage excessive or inappropriate risk-taking through our compensation program
Use an independent compensation consultant retained by and reporting directly to the Compensation Committee to advise on compensation matters	Provide excessive perquisites
Review tally sheets on an annual basis	Provide dividend equivalents on unearned performance shares
Consider the prior year's "say-on-pay" vote

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COMPENSATION DISCUSSION AND ANALYSIS

Section 2: Compensation Program

Overall Design

We design our compensation program so that it motivates our executives to focus on our core business priorities and aligns the interests of executives and shareholders.

Elements of Our Total Direct Compensation Program

As discussed in more detail below, during 2017, the components of total direct compensation for the NEOs were: base salary; STI compensation; and LTI compensation.

Base Salary

The salary for each NEO is based, among other factors, upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys and internal comparisons. The Compensation Committee considers changes in the base salaries of the NEOs at least annually. When an individual is promoted to a new role, it has been Duke Energy's philosophy to bring the individual to market median over a multi-year period, assuming strong performance in the new role. Consistent with that philosophy, after reviewing their performance, the Compensation Committee approved increases for Mr. Young and Ms. Janson of 10% and 19%, respectively. These increases further closed the gap between their salaries and the peer group median. After reviewing their performance, the Committee also approved the following merit increases for Ms. Good, Mr. Jamil, and Mr. Yates: 3.8%, 5%, and 3%, respectively. Each of these increases was effective March 1, 2017.

Short-Term Incentive Compensation

STI opportunities are provided to our NEOs under the Duke Energy Corporation Executive Short-Term Incentive Plan to promote the achievement of annual performance objectives. Each year, the Compensation Committee establishes the target annual incentive opportunity for each NEO, which is based on a percentage of his or her base salary. No changes were made to the target incentive opportunities of the NEOs in 2017 other than for Ms. Good, as previously noted.

Name	Target Incentive Opportunity (as a % of base salary)

Lynn J. Good	155%
Steven K. Young	80%
Dhiaa M. Jamil	80%
Julia S. Janson	80%
Lloyd M. Yates	80%

As discussed in more detail below, the Compensation Committee established the following objectives under the STI Plan in February 2017 with the STI target opportunity allocated between corporate and individual objectives.

In order to emphasize the importance of the EPS objective, the Compensation Committee established a circuit-breaker, providing that if an adjusted diluted EPS performance level of at least $4.10 was not achieved, the NEOs would not have received any payout under the 2017 STI Plan. To encourage a continued focus on safety, the Compensation Committee also included a potential safety penalty (executives only) and adder (all employees), each in the amount of 5% of a participant's entire STI payment.

Depending on actual performance, NEOs were eligible to earn up to 183.75% of the amount of their STI target opportunity, based on a potential maximum payout of 200% for the EPS objective, a 150% potential maximum payout for the operational excellence, customer satisfaction and individual objectives, and the potential 5% safety adder.

42    DUKE ENERGY – 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Corporate Objectives (80% of total)

The 2017 corporate objectives and the related target and performance results were as follows and are defined below:

Objective(1)	Weight	Threshold (50%)	Target (100%)	Maximum(2)	Result	Sub-Total	Payout

Adjusted Diluted EPS(3)	50%	$4.35	$4.60	$4.85	$4.57		94%
Operational Excellence(4)	20%						127.2%
(a) Operations and Maintenance Expense		$5.040B	$4.890B	$4.740B	$4.785B	135.10%
(b) Reliability(5)
Regulated Generation (Fossil/Hydro) Commercial Availability		85%	87%	88%	88.01%	150%
Nuclear Generation Capacity Factor		92%	94%	95%	95.64%	150%
System Average Interruption Duration Index		146	135	124	151	0%
Renewables Availability		93.5%	94.5%	96.0%	94.6%	103.33%
Natural Gas Business Outage Factor		4	2	1	2	100%
(c) Safety/Environmental(6)
Total Incident Case Rate:
Employees		0.50	0.38	0.35	0.36	133.33%
Contractors		1.00	0.90	0.85	0.80	150%
Reportable Environmental Events		48	39	35	24	150%
Customer Satisfaction	10%	789	799	809	793		70%

(1)
For additional information about the calculation of the EPS and operations and maintenance expense control objectives, see page 53.

(2)
A payout of up to 200% of the target opportunity is available for the adjusted diluted EPS objective and a payout of up to 150% of the target opportunity is available for the operational excellence and customer satisfaction objectives.

(3)
If an adjusted diluted EPS performance level of at least $4.10 was not achieved (i.e., a circuit-breaker), the NEOs would not have received a payout under the 2017 STI Plan.

(4)
Each of the three primary operational excellence objectives contains an equal weighting of one-third of the aggregate weighting of 20%.

(5)
Each reliability metric contains an equal weighting of one-fifth of the aggregate weighting of the reliability objective.

(6)
Each safety/environmental metric contains an equal weighting of one-half of the aggregate weighting of the safety/environmental objective.

In order to reflect our focus on expense reduction, the Compensation Committee established the target for the operations and maintenance ("O&M") expense objective at $4.890 billion, which is $95 million less than the target level established under the 2016 STI Plan and $119 million less than our actual O&M expense result under the 2016 STI Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Establishment of EPS Target for 2017

The EPS target for purposes of the STI Plan has been relatively flat from 2015 to 2017, primarily due to Duke Energy's multi-year portfolio transition, which lowered our business risk to provide shareholders with more consistent earnings and cash flow growth. As a result, Duke Energy now operates almost exclusively in stable, predictable regulated businesses. Due to the impact of the portfolio transition and the other items described below, the Compensation Committee determined it was appropriate to establish the EPS targets as follows:

•
The EPS target for 2015 was established based on the assumption that we would own the Midwest Commercial Generation business for approximately one quarter during 2015, and was based on normal hydrology and stable economic conditions in Brazil. Due to the deterioration of hydrology conditions in Brazil (which was expected to continue into 2016) and the disposition of the Midwest Commercial Generation business, the Compensation Committee established the EPS target for 2016 at $4.61.

STI 2015 Target to 2016 Target

•
The EPS target for 2016 was established based on the assumption that we would own the Latin American Generation business during 2016. Due to the disposition of the Latin American Generation business in the fourth quarter of 2016, the Compensation Committee established the EPS target for 2017 at $4.60.

STI 2016 Target to 2017 Target

•
The Compensation Committee established the 2017 EPS target at less than our 2016 actual results under the STI Plan due to the disposition of the Latin American Generation business, as well as the impact of weather in 2016 that was not expected to continue in 2017.

STI 2016 Actual to 2017 Target

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Metrics	Description/Rationale

Financial Metrics

Adjusted Diluted EPS	A widely accepted, easily understood and important metric used to evaluate the success of our performance and the market value of our common stock.
Operational Excellence
Motivates our executive officers to achieve operational excellence, which is valued by our customers. This measure aligns with our strategic business goals and provides an incentive for achieving operational efficiencies.

Reliability Metrics

Regulated Generation (Fossil/Hydro) Commercial Availability	Determined as the weighted percentage of time the generation units are available to generate electricity, where the availability each hour is weighted by the difference between market price and unit cost.
Nuclear Generation Capacity Factor	A measure of the amount of electricity produced by a nuclear generating unit relative to the amount of electricity the unit is capable of producing.
System Average Interruption Duration Index	A measure of the number of outage minutes experienced during the year per customer served from both transmission and distribution systems calculated in accordance with applicable guidelines.
Renewables Availability
A renewables energy yield metric, calculated by comparing actual generation to expected generation based on the wind speed measured at the turbine and by calculating the actual generation to expected generation based on solar intensity measures at the panels.
Natural Gas Business Outage Factor
A measure of the number of outages in the natural gas business. For this purpose, an "outage" is defined as an event that causes a loss of natural gas service for at least 100 customers, where such event is not caused by a third party. If a single event causes a loss of natural gas service for at least 500 customers, that event shall automatically result in less than minimum performance for this measure.

Safety/Environmental Metrics

Total Incident Case Rate (TICR)	Measures the number of occupational injuries and illnesses per 100 employees and staff augmentation contractors. This objective emphasizes our focus on achieving an event-free and injury-free workplace.
Reportable Environmental Events
Environmental events that require notification to, or enforcement action by, a regulatory agency. This objective emphasizes service reliability and the mitigation of environmental risks associated with our operations.

Customer Satisfaction Metric

A composite of customer satisfaction results for each regulated utility. Results are based on external surveys by third parties, including J.D. Power, and internal surveys of our customers.

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COMPENSATION DISCUSSION AND ANALYSIS

Individual Objectives (20% of total)

The 2017 individual objectives for the NEOs were divided into the following four areas:

•
Focus on operational excellence and performance with an emphasis on safety, reliability and event-free operations

•
Achieve growth and financial results

•
Lead and implement the regulated utility strategy

•
Foster a high performance and inclusive culture built on strong leadership and highly engaged and diverse employees

Safety Component

In order to emphasize a continued focus on safety, the Compensation Committee included the following safety measures in the 2017 STI Plan:

•
Safety Penalty.  The STI Plan payments for each of the NEOs were subject to a safety penalty of 5% if Duke Energy experienced more than six enterprise-wide life altering injuries ("LAI") or there was a significant operational event (including a controllable work-related Duke Energy employee or contractor fatality).

•
Safety Adder.  The STI Plan payments of the NEOs were also eligible for a safety adder that could result in an increase of 5% if: (i) there were no controllable work-related fatalities of any Duke Energy employee or contractor during 2017, (ii) there were four or fewer LAIs during 2017, and (iii) there were no significant operational events.

There were three LAIs during 2017, and two work-related fatalities, and, therefore, the safety adder did not apply and the safety penalty applied such that total payments under the 2017 STI Plan for NEOs were decreased by 5%.

Payouts

Based on the aggregate corporate, operational and individual performance results, including the safety penalty, each NEO's aggregate payout under the 2017 STI Plan was equal to:

Name	Payout

Lynn J. Good	$2,110,736
Steven K. Young	$557,291
Dhiaa M. Jamil	$643,863
Julia S. Janson	$496,731
Lloyd M. Yates	$532,072

Long-Term Incentive Compensation

Our LTI program is designed to provide our NEOs appropriate balance to the STI Plan and to align executive and shareholder interests in an effort to maximize shareholder value.

Each year, the Compensation Committee establishes the target LTI opportunity for each NEO, which is based on a percentage of his or her base salary. With the exception of Ms. Good, no changes were made to the LTI opportunities of the NEOs in 2017. In an effort to align Ms. Good's total compensation opportunity with the competitive market median of the peer group data provided by our independent, compensation consultant, the Compensation Committee increased Ms. Good's LTI opportunity from 700% to 750% of base salary.

This action was taken to strengthen the competitiveness of Ms. Good's total annual compensation opportunity. The Compensation Committee believes it in the best interests of our shareholders to ensure that our Chief Executive Officer is compensated in a way that fosters alignment with their long-term interests. Given the importance of the performance measures used in our LTI program (cumulative adjusted EPS, relative TSR and safety), and the focus on the ROE goal for Ms. Good's supplemental performance-based retention grant, the Compensation Committee determined it appropriate to provide Ms. Good with an increased LTI award opportunity in 2017. The increased annual LTI award opportunity completed the Compensation Committee's 2017 strategy of addressing both: (1) retention concerns (resolved with the granting of the one-time, performance-based retention grant) and (2) alignment with the 50th percentile of the market (resolved with the continuation of the Compensation Committee's step-like approach to elevate Ms. Good's total annual target pay opportunity to be consistent with the market).

Name	Target LTI Opportunity (as a % of base salary)

Lynn J. Good	750%
Steven K. Young	225%
Dhiaa M. Jamil	275%
Julia S. Janson	225%
Lloyd M. Yates	225%

The Compensation Committee reviews the allocation between performance shares and RSUs annually with its compensation consultant, which confirmed that the present 70%/30% mix was consistent with market benchmarking among both utility peers and the general industry. The Compensation Committee believes that this allocation strikes an appropriate balance to both incentivize and retain our executive officers and aligns with our strong pay for performance philosophy.

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COMPENSATION DISCUSSION AND ANALYSIS

2017-2019 Performance Shares

Our Compensation Committee has evolved the design of our performance shares over the last three years to reflect shareholder feedback requesting a focus on multiple core metrics linked to our long-term success and balancing relative and absolute performance comparisons. As indicated in the following chart, we added a cumulative adjusted EPS metric in 2016, and in 2017 we added a safety metric and several new features to further strengthen the pay for performance alignment in the TSR metric.

In order to emphasize pay for performance, the 2017-2019 performance shares vest at the end of the 2017-2019 performance period based on: (i) our cumulative adjusted EPS compared to pre-established targets (50% weighting), (ii) our relative TSR compared to the companies in the UTY (25% weighting), and (iii) a new safety measure based on our TICR compared to pre-established targets (25% weighting). These performance measures were selected to emphasize their importance in aligning the interests of our executives and shareholders.

Each of the three performance measures for the 2017-2019 performance shares is described below, along with a table that sets forth the performance targets and payout levels.

The first performance measure is based on the percentile ranking of Duke Energy's TSR for the three-year performance period beginning January 1 in the year of grant compared to the TSR of each company in the UTY for the same period. The target amount is not earned unless Duke Energy's TSR is at least at the 55th percentile of the UTY. The following table provides the percentile ranking and corresponding payout levels:

Relative TSR Performance Percentile	Percent Payout of Target 2017-2019 Performance Shares*

90th or Higher	200%
55th (Target)	100%
25th	50%
Below 25th	0%

*
If Duke Energy's TSR is negative during the performance period, the payout is limited to the target level. If Duke Energy's TSR is at least 15%, the payout cannot be less than 30% of the target number of shares related to the TSR portion of the award.

If Duke Energy achieves a TSR ranking between the 25th percentile and the 55th percentile or between the 55th percentile and the 90th percentile, the number of shares paid will be interpolated on a straight-line basis. To determine performance share payouts, TSR is calculated using the difference between the opening and closing value of the shares of Duke Energy and each peer in the UTY, with dividends assumed to be reinvested. For purposes of the TSR calculation, the opening value is determined based on the average closing stock price for each company's shares on each trading day during the calendar month immediately preceding the performance period and the closing value is determined based on the average closing stock price for each company's shares on each trading day during the last calendar month in the performance period.

The second performance measure is based on Duke Energy's three-year cumulative adjusted EPS measured against pre-established target levels. The Compensation Committee established the EPS target for the three-year cycle in February 2017 at a level that is challenging, but achievable with strong long-term performance. The following table provides the EPS target levels and corresponding payout levels:

Cumulative Adjusted EPS	Percent Payout of Target 2017-2019 Performance Shares

$15.00 or Higher	200%
$14.40 (Target)	100%
$13.80	50%
Lower than $13.80	0%

If Duke Energy's cumulative adjusted EPS during the performance period is between the minimum and target level, or between the target and maximum level, the payout for the portion of the performance shares related to this performance measure is interpolated on a straight-line basis.

The third performance measure is based on Duke Energy's safety as determined based on our TICR for employees, as compared to pre-established target levels. The Compensation Committee established the target levels in February 2017, based on the relative historical performance of the companies in the EEI Group 1 large company index from 2013 to 2015, with minimum performance based on the 75th percentile, target performance based on the 90th percentile, and maximum

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COMPENSATION DISCUSSION AND ANALYSIS

performance based on the results of the top company during the historical period. The following table provides the TICR target levels and corresponding payout levels:

Total Incident Case Rate for Employees	Percent Payout of Target 2017-2019 Performance Shares

0.45 or Better	200%
0.59 (Target)	100%
0.77	50%
Worse than 0.77	0%

If Duke Energy's safety performance during the 2017-2019 period is between the minimum and target level, or between the target and maximum level, the payout for the portion of the performance shares related to this performance measure is interpolated on a straight-line basis.

Restricted Stock Units

The RSUs generally vest in equal installments on the first three anniversaries of the date of grant, provided the recipient continues to be employed by Duke Energy on each vesting date.

Performance-Based Retention Awards

As described on page 40, the Compensation Committee provided performance-based retention grants to Ms. Good ($7,000,000), Mr. Young ($250,000), Mr. Jamil ($1,000,000) and Ms. Janson ($750,000) to mitigate retention risk.

Payout of 2015-2017 Performance Shares

The 2015-2017 performance shares were eligible to be earned based on Duke Energy's relative TSR during the three-year period from January 1, 2015, to December 31, 2017, as compared to the companies in the UTY. The payout levels for the 2015-2017 performance shares, as well as the result that was certified by the Compensation Committee in February 2018, are as follows:

Relative TSR Performance Percentile	Percent Payout of Target 2015-2017 Performance Shares	Result	Payout of Target

90th or Higher	200%
50th (Target)	100%
25th	30%	33.3rd Percentile	53.2%
Below 25th	0%

Other Elements of Our Compensation Program

Retirement and Welfare Benefits

Our NEOs participate in the retirement and welfare plans generally available to other eligible employees. In addition, in order to attract and retain key executive talent, we believe that it is important to provide our NEOs with certain limited retirement benefits that are offered only to a select group of management. These retirement plans provided to our NEOs are described on pages 58-62 and are generally comparable to the benefits provided by peers of Duke Energy, as determined based on market surveys.

Duke Energy provides the NEOs with the same health and welfare benefits it provides to all other similarly-situated employees, and at the same cost charged to all other eligible employees. The NEOs also are entitled to the same post-retirement health and welfare benefits as those provided to similarly-situated retirees.

Perquisites

In 2017, Duke Energy provided our NEOs with certain other perquisites, which are disclosed in footnote 5 to the Summary Compensation Table on page 54. Duke Energy provides these perquisites as well as other benefits to certain executives in order to provide competitive compensation packages. The cost of perquisites and other personal benefits is not part of base salary, and, therefore, does not affect the calculation of awards and benefits under Duke Energy's other compensation arrangements (i.e., retirement and incentive compensation plans).

Our NEOs were eligible to receive the following perquisites and other benefits during 2017: (i) up to $2,500 for the cost of a comprehensive physical examination, (ii) reimbursement of expenses incurred for tax and financial planning services, which program is administered on a three-year cycle, such that participating executives can be reimbursed for up to $15,000 of eligible expenses during the three-year cycle, (iii) matching contributions from the Duke Energy Foundation of up to $5,000 to qualifying charitable institutions, and (iv) preferred airline status.

In addition, Ms. Good may use corporate aircraft for personal travel in North America. With advance approval from the Chief Executive Officer, the other NEOs may use the corporate aircraft for personal travel in North America. If Ms. Good or any other NEO uses the aircraft for personal travel, he or she must reimburse Duke Energy for the direct operating costs for such travel. However, Ms. Good is not required to reimburse Duke Energy for the cost of travel for her executive physical or to meetings of the board of directors of other companies on which board she serves. For additional information on the use of the corporate aircraft, see footnote 5 to the Summary Compensation Table.

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COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreement with Ms. Good

Effective July 2013, Duke Energy entered into an employment agreement with Ms. Good that contains a three-year initial term and automatically renews for additional one-year periods at the end of the initial term unless either party provides 120 days' advance notice. In the event of a change in control of Duke Energy, the term automatically extends to a period of two years.

Upon a termination of Ms. Good's employment by Duke Energy without "cause" or by Ms. Good for "good reason" (each as defined in her employment agreement), Ms. Good would be entitled to the severance benefits described under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement. Ms. Good's employment agreement does not provide for golden parachute excise tax gross-up payments.

Severance Plan

The Executive Severance Plan provides severance protection to the NEOs, other than Ms. Good, in order to provide a consistent approach to executive severance and to provide eligible executives with certainty and security while they are focusing on their duties and responsibilities. Severance compensation would only be paid in the event that an eligible executive's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason," and is subject to compliance with restrictive covenants (i.e., noncompetition). The severance compensation that would be paid in the event of a qualifying termination of employment to those senior executives who are identified as "Tier I Participants," including Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, generally approximates two times his or her annual compensation and benefits. The Executive Severance Plan prohibits the payment of severance if an executive also would be entitled to severance compensation under a separate agreement or plan maintained by Duke Energy, including the Change in Control Agreements described below. The Executive Severance Plan does not provide for golden parachute excise tax gross-up payments.

The benefit levels under the Executive Severance Plan are described in more detail under the "Potential Payments Upon Termination or Change in Control" section of this proxy statement.

Change in Control Agreements

Duke Energy has entered into Change in Control Agreements with the NEOs other than Ms. Good. Under these agreements, each such NEO would be entitled to certain payments and benefits if (i) a change in control were to occur and (ii) within two years following the change in control, (a) Duke Energy terminates the executive's employment without "cause" or (b) the executive terminates his or her employment for "good reason." The severance that would be provided by Duke Energy to these NEOs is generally two times the executive's annual compensation and benefits and becomes payable only if there is both a change in control and a qualifying termination of employment. The Compensation Committee approved the two times severance multiplier after consulting with its advisors and reviewing the severance provided by peer companies. The Change in Control Agreements do not provide for golden parachute excise tax gross-up payments.

Our restricted stock unit awards provide for "double-trigger" vesting in full (without proration) upon a qualifying termination of employment in connection with a change in control. Performance share awards granted prior to 2018 provide for pro rata vesting at the target performance level in the event of a change in control, without regard to termination of employment. Performance shares granted after 2017 do not vest upon a change in control, but instead would vest only in the event of a subsequent termination of employment.

The Compensation Committee believes these change in control arrangements are appropriate in order to diminish the uncertainty and risk to the executives' roles in the context of a potential or actual change in control. The benefit levels under the Change in Control Agreements and equity awards are described in more detail under the "Potential Payments Upon Termination or Change in Control" section beginning on page 63 of this proxy statement.

Section 3: Competitive Market Practices

Compensation Consultant

The Compensation Committee has engaged FW Cook to report directly to the Compensation Committee as its independent compensation consultant.

The compensation consultant generally attends each Compensation Committee meeting and provides advice to the Compensation Committee at the meetings, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and directors, the terms and performance goals applicable to incentive plan awards and analysis with respect to specific projects and information regarding trends and competitive practices. When establishing the compensation program for our NEOs, the Compensation Committee considers input and recommendations from management, including Ms. Good, who attends the Compensation Committee meetings.

The consultant has been instructed that it is to provide completely independent advice to the Compensation Committee and is not permitted to provide any services to Duke

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COMPENSATION DISCUSSION AND ANALYSIS

Energy other than at the direction of the Compensation Committee. With the consent of the Chair of the Compensation Committee, the consultant may meet with management to discuss strategic issues with respect to executive compensation and assist the consultant in its engagement with the Compensation Committee.

The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the consulting firm from independently advising the Compensation Committee.

Compensation Peer Group

One of our core compensation objectives is to attract and retain talented executive officers through total compensation that generally is competitive with that of other executives and key employees of similarly-sized companies with similar complexity, whether within or outside of the utility sector.

The Compensation Committee, with input and advice from its independent consultant, has developed a customized peer group for review of executive compensation levels and plan design practices.

The customized peer group consists of 23 similarly-sized companies from the utility and general sectors, with the general industry companies also having satisfied at least one of the following characteristics: (i) operates in capital intensive industry, (ii) operates in a highly regulated industry, (iii) has significant manufacturing operations, or (iv) derives more than 50% of revenue in the United States. The customized peer group consists of:

Compensation Peer Group

3M	Dominion Resources*	FedEx	Monsanto
American Electric Power*	Dow Chemical**	FirstEnergy*	NextEra Energy*
CenturyLink	DuPont**	General Dynamics	PG&E Corp.*
Colgate-Palmolive	Eaton	International Paper	Southern*
Consolidated Edison*	Edison International*	Lockheed Martin	UPS
Deere & Co.	Exelon*	Medtronic

*
Utility subset consisting of nine companies in the UTY.

**
Dow Chemical and DuPont merged on August 31, 2017, and, therefore, each has been excluded from the peer group after that time.

The Compensation Committee also reviews executive compensation levels against a subset of the customized peer group consisting of nine companies in the UTY, and where appropriate, the Towers Watson Energy Services Executive Compensation database and the Towers Watson General Industry Executive Compensation database.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 4: Executive Compensation Policies

Following is a summary of our executive compensation policies, which reinforce our pay-for-performance philosophy and strengthen the alignment of interests of our executives and shareholders:

Policy	Description

Stock ownership policy	Requires significant stock ownership. We maintain aggressive guidelines to reinforce the importance of Duke Energy stock ownership. These guidelines are intended to align the interests of executives and shareholders and to focus the executives on our long term success. Under these guidelines, each of our current NEOs must own Duke Energy shares in accordance with the following schedule:
	Leadership Position	Value of Shares

	Chief Executive Officer	6x Base Salary
	Other NEOs	3x Base Salary

Stock holding policy
Each NEO is required to hold 50% of all shares acquired under the LTI program (after payment of any applicable taxes) and 100% of all shares acquired upon the exercise of stock options (after payment of the exercise price and taxes) until the applicable stock ownership requirement is satisfied. Each of our NEOs was in compliance with the stock ownership/stock holding policy during 2017.
Clawback policy
We maintain a "clawback policy," which would allow us to recover (i) certain cash or equity based incentive compensation tied to financial results in the event those results were restated due at least in part to the recipient's fraud or misconduct or (ii) an inadvertent payment based on an incorrect calculation.
Hedging or pledging policy
We have a policy that prohibits employees (including the NEOs) and directors from trading in options, warrants, puts and calls or similar instruments in connection with Duke Energy securities, or selling Duke Energy securities "short."

In addition, in 2017 we strengthened our pledging policy to prohibit the pledging of any Duke Energy securities, regardless of where or how such securities are held.

Equity award grant policy
In recognition of the importance of adhering to specific practices and procedures in the granting of equity awards, the Compensation Committee has adopted a policy that applies to the granting of equity awards. Under this policy, annual grants to employees may be made at any regularly scheduled meeting, provided that reasonable efforts will be made to make such grants at the first regularly scheduled meeting of each calendar year, and annual grants to independent directors may be made by the Board at any regularly scheduled meeting, provided that reasonable efforts will be made to make such grants at the regularly scheduled meeting that is held in conjunction with the annual meeting of shareholders each year.

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COMPENSATION DISCUSSION AND ANALYSIS

Policy	Description

Risk assessment policy	In consultation with the Compensation Committee, members of management from Duke Energy's Human Resources, Legal and Risk Management groups assessed whether our compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our NEOs. This assessment included a review of the risk characteristics of Duke Energy's business and the design of our incentive plans and policies. Management reported its findings to the Compensation Committee, and after review and discussion, the Compensation Committee concluded that our plans and policies do not encourage excessive or inappropriate risk taking.
Shareholder approval policy for severance
We have a policy generally to seek shareholder approval for any future agreements with our NEOs that provide severance compensation in excess of 2.99x the executive's annual compensation or that provide for tax gross-ups in connection with a termination event.

Section 5: Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that Duke Energy generally may not deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain employees. Performance-based compensation paid pursuant to shareholder approved plans is not subject to the deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code and certain other requirements are satisfied.

For example, in order to qualify the STI as performance-based compensation, our STI Plan is structured so that if 2017 adjusted diluted EPS is at least equal to $4.10, the executive officers will have satisfied the requirement to receive the "maximum" payout under the plan, but the executive officers are not assured of earning this maximum amount. Instead, the Compensation Committee has the authority to reduce from the maximum the payout based on its assessment of the extent to which the applicable performance goals under the plan are achieved.

The Compensation Committee has not adopted a policy that would have required all compensation to be deductible because the Compensation Committee wanted to preserve the ability to pay compensation to our executives in appropriate circumstances, even if such compensation would not be deductible under Section 162(m). For example, restricted stock unit awards received by certain employees, depending on the amount and other types of compensation received by such employees, may not be deductible under Section 162(m).

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, includes a number of significant changes to Section 162(m), such as the repeal of the performance-based compensation exemption and the expansion of the definition of "covered employees" (for example, by including the Chief Financial Officer and certain former NEOs as covered employees). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our covered employees generally will not be deductible in 2018 or future years, to the extent that it exceeds $1 million.

In response, the Compensation Committee has taken steps that it deemed appropriate with the intention of preserving the deductibility of certain of our compensation arrangements that were in effect on the date of enactment of the Tax Cuts and Jobs Act. Due to uncertainties regarding the scope of transition relief under the Tax Cuts and Jobs Act, however, there can be no guarantee that any compensation paid to our covered employees will be or remain exempt from Section 162(m). The Compensation Committee will continue to consider these implications (including the potential lack of deductibility under Section 162(m)) when making compensation decisions, but reserves the right to make compensation decisions based on other factors believed to be in the best interests of Duke Energy and our shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS

Accounting for Stock-Based Compensation

Stock-based compensation represents costs related to stock-based awards granted to employees and members of the Duke Energy Board. Duke Energy recognizes stock-based compensation based upon the estimated fair value of the awards, net of estimated forfeitures at the date of issuance. The recognition period for these costs begins at either the applicable service inception date or grant date and continues throughout the requisite service period or, for certain share-based awards, until the employee becomes retirement eligible, if earlier. Compensation cost is recognized as expense or capitalized as a component of property, plant and equipment.

Non-GAAP Financial Measures

As described previously in this Compensation Discussion and Analysis, Duke Energy uses various financial measures, including adjusted diluted EPS and O&M expense, in connection with short-term and long-term incentives. Adjusted diluted EPS is a non-GAAP financial measure as it represents diluted EPS from continuing operations attributable to Duke Energy Corporation common shareholders, adjusted for the per-share impact of special items. As discussed below, special items include certain charges and credits which management believes are not indicative of Duke Energy's ongoing performance. The O&M expense measure used for incentive plan purposes also is a non-GAAP financial measure as it represents GAAP O&M adjusted primarily for expenses recovered through rate riders, certain regulatory accounting deferrals and applicable special items. Management believes that the presentation of adjusted diluted EPS provides useful information to investors, as it provides them an additional relevant comparison of Duke Energy's performance across periods. The most directly comparable GAAP measures for adjusted diluted EPS and O&M expense measures used for incentive plan purposes are reported diluted EPS from continuing operations attributable to Duke Energy Corporation common shareholders and reported O&M expense from continuing operations, which includes the impact of special items.

Special items included in the periods presented include the following items which management believes do not reflect ongoing costs. Costs to achieve mergers represent charges that result from potential or completed strategic acquisitions. Commercial Renewables Impairments represent other-than-temporary, asset and goodwill impairments. Regulatory settlements represent charges related to the Levy nuclear project in Florida and the Mayo Zero Liquid Discharge and Sutton combustion turbine projects in North Carolina. Impacts of the Tax Act represent amounts recognized related to the Tax Cuts and Jobs Act.

Duke Energy's adjusted earnings and adjusted EPS and O&M expense may not be comparable to similarly-titled measures of another company because other companies may not calculate the measures in the same manner.

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EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

The following table provides compensation information for our Chief Executive Officer (Ms. Good), our Chief Financial Officer (Mr. Young) and the three other most highly compensated executive officers who were employed on December 31, 2017, (Mr. Jamil, Ms. Janson and Mr. Yates).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Lynn J. Good	2017	1,341,667	0	17,244,803	0	2,110,736	308,336	410,394	21,415,936
Chairman, President	2016	1,291,667	0	9,128,876	0	2,676,465	334,612	361,974	13,793,594
and Chief Executive Officer	2015	1,225,758	0	7,565,830	0	1,572,161	149,884	312,198	10,825,831

Steven K. Young	2017	682,500	0	1,827,744	0	557,291	231,604	99,570	3,398,709
Executive Vice President	2016	625,000	0	1,672,064	0	665,742	192,600	84,964	3,240,370
and Chief Financial Officer	2015	591,667	0	1,373,846	0	445,068	111,329	73,223	2,595,133

Dhiaa M. Jamil	2017	781,250	0	3,191,191	0	643,863	270,064	101,834	4,988,202
Executive Vice President	2016	737,500	0	3,069,081	0	832,658	224,991	81,218	4,945,448
and Chief Operating Officer	2015	670,833	0	1,717,248	0	532,795	143,014	83,508	3,147,398

Julia S. Janson(1)	2017	608,333	0	2,172,889	0	496,731	404,315	76,282	3,758,550
Executive Vice President	2016	520,833	0	1,434,996	0	588,035	832,261	55,873	3,431,998
External Affairs, Chief Legal Officer and Corporate Secretary	2015	500,000	0	1,017,661	0	388,714	484,163	62,358	2,452,896

Lloyd M. Yates	2017	683,419	0	1,563,447	0	532,072	751,046	136,604	3,666,588
Executive Vice President	2016	661,458	0	2,254,988	0	680,129	478,811	112,466	4,187,852
Customer and Delivery Operations and President, Carolinas Region	2015	631,667	0	1,453,927	0	480,464	0	159,539	2,725,597

(1)
Effective May 1, 2017, Ms. Janson became Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary. Prior to this assignment, she served as Executive Vice President, Chief Legal Officer and Corporate Secretary.

(2)
Grant Date Fair Value of Stock Awards for Accounting Purposes. This column does not reflect the value of stock awards that were actually earned or received by the NEOs during each of the years listed above. Rather, as required by applicable SEC rules, this column reflects the aggregate grant date fair value of the performance shares and performance-based retention grant (based on the probable outcome of the performance conditions as of the date of grant) and RSUs granted to our NEOs in the applicable year. The aggregate grant date fair value of the performance shares provided in 2017 to Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, assuming that the highest level of performance would be achieved, is $14,414,601; $2,219,905; $3,083,111; $2,002,073 and $2,199,762; respectively. The aggregate grant date fair value of the awards was determined in accordance with the accounting guidance for stock-based compensation. See Note 20 of the Consolidated Financial Statements contained in our Form 10-K for an explanation of the assumptions made in valuing these awards.

(3)
With respect to the applicable performance period, this column reflects amounts payable under the STI Plan. Unless deferred, the 2017 amounts were paid in March 2018.

(4)
This column includes the amounts listed below. The amounts listed were earned over the 12-month period ending on December 31, 2017.

	Good ($)	Young ($)	Jamil ($)	Janson ($)	Yates ($)

Change in Actuarial Present Value of Accumulated Benefit Under:
Duke Energy Retirement Cash Balance Plan	40,408	63,353	61,006	105,609	82,917
Duke Energy Executive Cash Balance Plan	267,928	168,251	209,058	298,706	668,129

Total	308,336	231,604	270,064	404,315	751,046

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EXECUTIVE COMPENSATION

(5)
The All Other Compensation column includes the following for 2017:

	Good ($)	Young ($)	Jamil ($)	Janson ($)	Yates ($)

Matching Contributions Under the Duke Energy Retirement Savings Plan	16,200	16,200	16,200	16,200	16,200
Make-Whole Matching Contribution Credits Under the Executive Savings Plan	224,888	64,695	80,634	55,582	62,474
Personal Use of Airplane*	160,656	5,537	0	0	51,430
Airline Membership	0	0	0	0	0
Charitable Contributions Made in the Name of the Executive**	5,000	5,000	5,000	4,500	0
Executive Physical Exam Program	2,500	0	0	0	2,500
Financial Planning Program	1,150	8,138	0	0	4,000

Total	410,394	99,570	101,834	76,282	136,604

*
Regarding use of corporate aircraft, NEOs generally are required to reimburse Duke Energy the direct operating costs of any personal travel. With respect to flights on a leased or chartered airplane, direct operating costs equal the amount that the third party charges Duke Energy for such trip. With respect to flights on the company-owned airplane, direct operating costs include the amounts permitted by the Federal Aviation Regulations for non-commercial carriers. NEOs are permitted to invite their spouse or other guests to accompany them on business trips when space is available; however, in such events, the NEO is imputed income in accordance with IRS guidelines. The additional cost included in the table above is the amount of the IRS-specified tax deduction disallowance, if any, with respect to the NEO's personal travel.

**
Certain charitable contributions made by the NEOs are not eligible for matching under the Matching Gifts Program, and, therefore, are not listed above.

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EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock or Units (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Lynn J. Good	Cash STI(1)		987,802	2,079,583	3,821,234
	LTI Perf. Shares(2)	2/22/2017				44,369	88,738	177,476		7,207,300
	Performance-Based Retention Award(3)	2/22/2017					87,642			6,999,967
	Restricted Stock Units(4)	2/22/2017							38,031	3,037,536

Steven K. Young	Cash STI(1)		259,350	546,000	1,003,275
	LTI Perf. Shares(2)	2/22/2017				6,833	13,666	27,332		1,109,952
	Performance-Based Retention Award(3)	2/22/2017					3,130			249,993
	Restricted Stock Units(4)	2/22/2017							5,857	467,799

Dhiaa M. Jamil	Cash STI(1)		296,875	625,000	1,148,438
	LTI Perf. Shares(2)	2/22/2017				9,490	18,980	37,960		1,541,556
	Performance-Based Retention Award(3)	2/22/2017					12,520			999,972
	Restricted Stock Units(4)	2/22/2017							8,134	649,663

Julia S. Janson	Cash STI(1)		231,167	486,667	894,250
	LTI Perf. Shares(2)	2/22/2017				6,163	12,325	24,650		1,001,037
	Performance-Based Retention Award(3)	2/22/2017					9,390			749,979
	Restricted Stock Units(4)	2/22/2017							5,282	421,873

Lloyd M. Yates	Cash STI(1)		259,699	546,735	1,004,626
	LTI Perf. Shares(2)	2/22/2017				6,771	13,542	27,084		1,099,881
	Restricted Stock Units(4)	2/22/2017							5,804	463,566

(1)
Reflects the STI opportunity granted to our NEOs in 2017 under the Duke Energy Corporation Executive Short-Term Incentive Plan. The information included in the "Threshold," "Target" and "Maximum" columns reflects the range of potential payouts under the plan established by the Compensation Committee. The actual amounts earned by each executive under the terms of such plan are disclosed in the Summary Compensation Table.

(2)
Reflects the performance shares granted to our NEOs on February 22, 2017, under the terms of the Duke Energy Corporation 2015 LTI Plan. The information included in the "Threshold," "Target" and "Maximum" columns reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid following the end of the 2017-2019 performance period, based on the extent to which the performance goals have been achieved. Any shares not earned are forfeited. In addition, following a determination that the performance goals have been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned.

(3)
Reflects retention grants of performance-based RSUs provided to the NEOs on February 22, 2017, under the terms of the Duke Energy Corporation 2015 LTI Plan. These retention awards generally vest in full on the third anniversary of the grant date, provided the recipient remains continuously employed with Duke Energy through that date and Duke Energy achieves an average ROE (excluding goodwill) equal to at least 10% during the period beginning on January 1, 2017, and ending on December 31, 2019. Any shares not earned are forfeited. In addition, following a determination that the performance goal has been achieved, participants will receive a cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the performance period multiplied by the number of performance shares earned.

(4)
Reflects RSUs granted to our NEOs on February 22, 2017, under our LTI program pursuant to the terms of the Duke Energy Corporation 2015 LTI Plan. These RSUs generally vest in equal portions on each of the first three anniversaries of the grant date, provided the recipient continues to be employed by Duke Energy on each vesting date. If dividends are paid during the vesting period, then the participants will receive a current cash payment equal to the amount of cash dividends paid on one share of Duke Energy common stock during the vesting period multiplied by the number of unvested RSUs.

(5)
Reflects the grant date fair value of each restricted stock unit, performance share and performance-based retention grant (based on the probable outcome of the performance conditions as of the date of grant) granted to our NEOs in 2017, as computed in accordance with the accounting guidance for stock-based compensation.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2017.

		Stock Awards
Name	Grant Type	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Lynn J. Good	Restricted Stock Units	71,807	6,039,687
	Performance Shares (2016-2018)			169,980	14,297,018
	Performance Shares (2017-2019)			177,476	14,927,506
	Performance-Based Retention Award			87,642	7,371,569

Steven K. Young	Restricted Stock Units	14,685	1,235,155
	Performance Shares (2016-2018)			26,478	2,227,065
	Performance Shares (2017-2019)			27,332	2,298,895
	Performance-Based Retention Award			3,130	263,264

Dhiaa M. Jamil	Restricted Stock Units	29,116	2,448,947
	Performance Shares (2016-2018)			38,526	3,240,422
	Performance Shares (2017-2019)			37,960	3,192,816
	Performance-Based Retention Award			12,520	1,053,057

Julia S. Janson	Restricted Stock Units	13,036	1,096,458
	Performance Shares (2016-2018)			22,064	1,855,803
	Performance Shares (2017-2019)			24,650	2,073,312
	Performance-Based Retention Award			9,390	789,793

Lloyd M. Yates	Restricted Stock Units	21,624	1,818,795
	Performance Shares (2016-2018)			28,022	2,356,930
	Performance Shares (2017-2019)			27,084	2,278,035

(1)
Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates received RSUs under our LTI Plan on February 25, 2015, February 24, 2016, and February 22, 2017, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of the date of grant. In addition, Ms. Good received RSUs under our LTI Plan on June 25, 2015, which vest, subject to certain exceptions, in equal installments on the first three anniversaries of February 25, 2015. Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates also received additional retention grants of RSUs on February 24, 2016, that vest in full, subject to continued employment, on the third anniversary of the grant date.

(2)
Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates received performance shares on February 24, 2016, and on February 22, 2017, that, subject to certain exceptions, are eligible for vesting on December 31, 2018, and December 31, 2019, respectively. Ms. Good, Mr. Young, Mr. Jamil and Ms. Janson also received additional retention grants of performance-based RSUs on February 22, 2017, that, subject to certain exceptions, are eligible for vesting on the third anniversary of the date of grant. Pursuant to applicable SEC rules, the performance shares granted in 2016 and 2017 are listed at the maximum number of shares and the performance-based retention awards are listed at target.

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EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Lynn J. Good	64,587	5,690,262
Steven K. Young	11,073	980,379
Dhiaa M. Jamil	14,673	1,293,633
Julia S. Janson	8,528	752,907
Lloyd M. Yates	12,135	1,071,667

(1)
Includes vested RSUs and performance shares covering the 2015-2017 performance period for all NEOs. On February 14, 2018, the Compensation Committee certified the achievement of the applicable performance measures for the performance share cycle ending in 2017.

(2)
The value realized upon vesting of stock awards was calculated based on the closing price of a share of Duke Energy common stock on the respective vesting date and includes the following cash payments for dividend equivalents on earned performance shares: Ms. Good: $320,709; Mr. Young: $59,153; Mr. Jamil: $73,932; Ms. Janson: $43,817; and Mr. Yates: $62,602. Dividend equivalents for the first quarter of 2018 are not included above but were paid due to the fact that the vested performance shares were not distributed until after the certification of performance results on February 14, 2018.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Lynn J. Good	Duke Energy Retirement Cash Balance Plan	14.67	329,168	0
	Duke Energy Corporation Executive Cash Balance Plan	14.67	5,987,299	0

Steven K. Young	Duke Energy Retirement Cash Balance Plan	37.51	755,434	0
	Duke Energy Corporation Executive Cash Balance Plan	37.51	936,877	0

Dhiaa M. Jamil	Duke Energy Retirement Cash Balance Plan	36.34	784,049	0
	Duke Energy Corporation Executive Cash Balance Plan	36.34	1,270,872	0

Julia S. Janson	Duke Energy Retirement Cash Balance Plan	30.00	1,466,987	0
	Duke Energy Corporation Executive Cash Balance Plan	30.00	3,581,196	0

Lloyd M. Yates	Duke Energy Retirement Cash Balance Plan	19.03	556,950	0
	Duke Energy Corporation Executive Cash Balance Plan	19.03	4,486,858	0

Duke Energy provides pension benefits that are intended to assist our retirees with their retirement income needs. A more detailed description of the plans that comprise Duke Energy's pension program follows.

Duke Energy Retirement Cash Balance Plan

Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates actively participate in the Duke Energy Retirement Cash Balance Plan ("RCBP"), which is a noncontributory, defined benefit retirement plan that is intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. The RCBP generally covers employees of Duke Energy and affiliates, with certain exceptions for individuals employed or re-employed on or after January 1, 2014, and, prior to the merger of the Piedmont Natural Gas plan into the RCBP effective January 1, 2018, for individuals previously employed with Piedmont Natural Gas who are covered under the Piedmont Natural Gas plan. The RCBP currently provides benefits under a "cash balance account" formula (described below are certain prior plan formulas). Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates have satisfied the eligibility requirements to receive his or her RCBP account benefit upon termination of employment. The RCBP benefit is payable in the form of a lump sum in the amount credited to a hypothetical account at the time of benefit commencement. Payment is also available in annuity forms based on the actuarial equivalent of the account balance.

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The amount credited to the hypothetical account is increased with monthly pay credits equal to (i) for participants with combined age and service of less than 35 points, 4% of eligible monthly compensation, (ii) for participants with combined age and service of 35 to 49 points, 5% of eligible monthly compensation, (iii) for participants with combined age and service of 50 to 64 points, 6% of eligible monthly compensation, and (iv) for participants with combined age and service of 65 or more points, 7% of eligible monthly compensation. If the participant earns more than the Social Security wage base, the account is credited with additional pay credits equal to 4% of eligible compensation above the Social Security wage base. Interest credits are credited monthly. The interest rate for benefits accrued after 2012 is based on an annual interest factor of 4% and for benefits accrued before 2013 is based generally on the annual yield on the 30-year Treasury rate (determined quarterly), subject to a minimum of 4% and a maximum of 9%.

For the RCBP, eligible monthly compensation is equal to Form W-2 wages, plus elective deferrals under a 401(k), cafeteria, or 132(f) transportation plan, and deferrals under the Executive Savings Plan. Compensation does not include severance pay, payment for unused vacation (including banked vacation and banked time), expense reimbursements, allowances, cash or noncash fringe benefits, moving expenses, bonuses for performance periods in excess of one year, transition pay, LTI compensation (including income resulting from any stock-based awards such as stock options, stock appreciation rights, RSUs or restricted stock), military leave of absence pay (including differential wage payments) and other compensation items to the extent described as not included for purposes of benefit plans or the RCBP. The benefit under the RCBP is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Effective at the end of 2012, the Cinergy Corp. Non-Union Employees' Pension Plan ("Cinergy Plan") was merged into the RCBP. The balances that Ms. Good and Ms. Janson had under the Cinergy Plan's "cash balance account" formula at the end of 2012 were credited to their hypothetical accounts under the RCBP. Prior to 2011, the Cinergy Plan also provided benefits under the Traditional Program formula, which provides benefits based on service and final average monthly pay. Pursuant to a choice program offered to all non-union participants in the Traditional Program formula in 2006, Ms. Janson elected to participate in the Cinergy Plan's cash balance account formula with the retention of her accrued benefit under the Traditional Program, which benefit is based on service through April 1, 2007, and by amendment applicable to Ms. Janson and other choice participants effective at the end of 2016, on pay through December 31, 2016, (with banked vacation taken into account at December 31, 2016). Ms. Good has always participated in the Cinergy Plan's cash balance account formula.

Under the Cinergy Plan's Traditional Program, in which Ms. Janson participated prior to April 1, 2007, and which was frozen as of December 31, 2016, each participant earns a benefit under a final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Traditional Program benefit is payable following normal retirement at age 65, following early retirement at or after age 50 with three or more years of service (with reduction in the life annuity for commencement before age 62 in accordance with prescribed factors) and at or after age 55 with combined age and service of 85 points (with no reduction in the life annuity for commencement before normal retirement age). Ms. Janson is eligible for an early retirement benefit, the amount of which would be reduced for early commencement. Payment to Ms. Janson is available in a variety of annuity forms and in the form of a lump sum that is the actuarial equivalent of the benefit payable to her under the Traditional Program.

The Traditional Program benefit formula is the sum of (a), (b), and (c), where (a) is 1.1% of final average monthly pay ("FAP") times years of participation (up to a maximum of 35 years); where (b) is 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years); and where (c) is 1.55% of FAP times years of participation in excess of 35. The benefit under the Traditional Program will not be less than the minimum formula, which is the sum of (x) and (y), where (x) is the lesser of (i) 1.12% of FAP times years of participation (up to a maximum of 35 years) plus 0.5% times FAP in excess of monthly Social Security covered compensation times years of participation (up to a maximum of 35 years) or (ii) 1.163% of FAP times years of participation (up to a maximum of 35 years); and where (y) is 1.492% of FAP times years of participation over 35 years. Social Security covered compensation is the average of the Social Security wage bases during the 35 calendar years ending in the year the participant reaches Social Security retirement age.

Under the Traditional Program, as part of the administrative record keeping process established in 1998, creditable service for Ms. Janson and similarly situated employees was established from the beginning of the year of hire. The number of actual years of service by Ms. Janson with us or an affiliated company, established from the beginning of the year of hire, is the same as the number of credited years of service under the RCBP (and the Duke Energy Executive Cash Balance Plan ("ECBP")) and, therefore, no benefit augmentation resulted under the RCBP (and the ECBP) to Ms. Janson as a result of any difference in the number of years of actual and credited service. Ms. Janson's years of participation under the Traditional Program is frozen as of April 1, 2007.

FAP is the average of the participant's total pay during the three consecutive years of highest pay from the last ten years of participation at December 31, 2016, (including banked vacation taken into account at December 31, 2016, determined by multiplying the participant's weeks of unused banked vacation as of December 31, 2016, by the participant's rate of pay as of December 31, 2016). This is determined, at December 31, 2016, using the three consecutive calendar years or last 36 months of participation that yield the highest FAP. Ms. Janson's FAP under the Traditional Program is frozen as of December 31, 2016.

Total pay under the Traditional Program includes base salary or wages, overtime pay, shift premiums, work schedule

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EXECUTIVE COMPENSATION

recognition pay, holiday premiums, retirement bank vacation pay, performance lump-sum pay, annual cash incentive plan awards and annual performance cash awards. Total pay does not include reimbursements or other expense allowances, imputed income, fringe benefits, moving and relocation expenses, deferred compensation, welfare benefits, long-term performance awards and executive individual incentive awards. The benefit under the Traditional Program is limited by maximum benefits and compensation limits under the Internal Revenue Code.

Effective at the end of 2015, the Progress Energy Pension Plan ("Progress Plan") was merged into the RCBP. The balance that Mr. Yates had under the Progress Plan's "cash balance account" formula at the end of 2015 was credited to his hypothetical account under the RCBP. After 2013, the Progress Plan provided for cash balance benefits under the same formula as the RCBP. Prior to 2014, pay credits ranged from 3% to 7% depending on the participant's age at the beginning of each plan year, plus an additional similar credit on eligible pay above 80% of the Social Security wage base. Interest credits for benefits accrued before 2014 are based on an annual interest credit rate of 4% and are added to cash balance accounts on December 31 of each year based on account balances as of January 1. At benefit commencement, an employee has several lump-sum and annuity payment options.

Duke Energy Corporation Executive Cash Balance Plan

Mr. Young, Mr. Jamil, Mr. Yates and Ms. Janson actively participate in the ECBP, which is a noncontributory, defined benefit retirement plan that is not intended to satisfy the requirements for qualification under Section 401(a) of the Internal Revenue Code. Benefits earned under the ECBP are attributable to (i) compensation in excess of the annual compensation limit ($275,000 for 2018) under the Internal Revenue Code that applies to the determination of pay credits under the RCBP; (ii) restoration of benefits in excess of a defined benefit plan maximum annual benefit limit ($220,000 for 2018) under the Internal Revenue Code that applies to the RCBP; and (iii) supplemental benefits granted to a particular participant. Generally, benefits earned under the RCBP and the ECBP vest upon completion of three years of service, and, with certain exceptions, vested benefits generally become payable upon termination of employment with Duke Energy.

Amounts were credited to an account established for Ms. Good under the ECBP pursuant to an amendment to her prior employment agreement that was negotiated in connection with the merger of Cinergy Corp. and Duke Energy. This amendment provides that Ms. Good will not earn additional benefits under any nonqualified defined benefit plan (other than future interest credits under the ECBP) unless and until she continues employment with Duke Energy past age 62.

Effective as of July 2, 2012, (i.e., the closing of the Duke Energy/Progress Energy merger), the portion of the Supplemental Senior Executive Retirement Plan of Progress Energy, Inc. ("Progress Energy Supplemental Plan") relating to the 10 active participants in the Progress Energy Supplemental Plan, including Mr. Yates, was merged into the ECBP, resulting in the nonqualified retirement benefits that were originally to be provided to the Progress Energy participants under the Progress Energy Supplemental Plan, to be instead provided pursuant to the ECBP. The ECBP provides that Mr. Yates will participate in the ECBP and, subject to the terms and conditions of the ECBP, be entitled to nonqualified retirement benefits equal to the greater of:

•
The sum of (i) the accrued benefit under the Progress Energy Supplemental Plan frozen as of July 2, 2012, (based on applicable service and compensation earned prior to July 2, 2012), and (ii) future benefits under the ECBP with respect to service and compensation levels following July 2, 2012; or

•
The benefits earned under the Progress Energy Supplemental Plan, as increased by post-July 2, 2012, service and cost of living adjustments.

Mr. Yates participates in the Progress Energy Supplemental Plan formula of the ECBP and is fully vested in his benefit. Payments attributable to the Progress Energy Supplemental Plan formula generally are made in the form of an annuity, payable at age 65. The monthly payment is calculated using a formula that equates to 4% per year of service (capped at 62%) multiplied by the average monthly eligible pay (annual base salary and annual cash incentive award) for the highest completed 36 months of eligible pay within the preceding 120-month period. Benefits under the Progress Energy Supplemental Plan formula are fully offset by Social Security benefits and by benefits paid under the RCBP. An executive officer who is age 55 or older with at least 15 years of service (including Mr. Yates, who has attained age 55 with at least 15 years of service) may elect to retire prior to age 65 and his or her benefit generally will commence within 60 days of the first calendar month following retirement. The early retirement benefit will be reduced by 2.5% for each year the participant receives the benefit prior to reaching age 65. All service with Duke Energy and our affiliates is treated as eligible service for purposes of meeting the Progress Energy Supplemental Plan's eligibility requirements.

Present Value Assumptions

Because the pension amounts shown in the Pension Benefits Table are the present values of current accrued retirement benefits, numerous assumptions must be applied. The values are based on the same assumptions as used in our Annual Report, except as required by applicable SEC rules. Such assumptions include a 3.6% discount rate and an interest crediting rate of 4% for cash balance accounts. Cash balance accounts are assumed to be paid in the form of a lump sum. Annuity benefits are assumed to be paid in the form of either (i) a single life annuity or (ii) a 50% joint and survivor annuity. The post-retirement mortality assumption is consistent with that

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used in Duke Energy's Form 10-K. Benefits are assumed to commence at age 55 for Ms. Janson, age 62 for Ms. Good, and at age 65 for Mr. Young, Mr. Jamil and Mr. Yates, or the NEO's current age (if later), and each named executive officer is assumed to remain employed until that age.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Lynn J. Good	207,144	224,888	205,116	0	2,554,910
Executive Savings Plan

Steven K. Young	56,417	64,695	145,168	0	1,146,309
Executive Savings Plan

Dhiaa M. Jamil	160,966	80,634	392,673	0	3,464,282
Executive Savings Plan

Julia S. Janson	66,304	55,582	189,329	0	1,109,618
Executive Savings Plan

Lloyd M. Yates	54,674	62,474	366,289	0	3,144,020
Executive Savings Plan

(1)
Includes $80,500, $34,125, $36,500 and $54,674 of salary deferrals credited to the plan in 2017 on behalf of Ms. Good, Mr. Young, Ms. Janson and Mr. Yates, respectively, which are included in the salary column of the Summary Compensation Table. Includes $126,644, $22,292, $160,966 and $29,804 of short-term incentive deferrals earned in 2017 and credited to the plan in 2018 on behalf of Ms. Good, Mr. Young, Mr. Jamil and Ms. Janson, respectively, which are included in the Non-Equity Incentive Compensation Plan column of the Summary Compensation Table.

(2)
Reflects make-whole matching contribution credits made under the Executive Savings Plan, which are reported in the All Other Compensation column of the Summary Compensation Table.

(3)
The aggregate balance as of December 31, 2017, for each NEO includes the following aggregate amount of prior deferrals of base salary and short-term incentives, as well as employer matching contributions, that were previously earned and reported as compensation on the Summary Compensation Table for the years 2008 through 2016: (i) Ms. Good – $1,671,688; (ii) Mr. Young – $273,621; (iii) Mr. Jamil – $1,100,173; (iv) Ms. Janson – $188,271; and (v) Mr. Yates – $369,580. These amounts have since been adjusted, pursuant to the terms of the Executive Savings Plan for investment performance (i.e., earnings and losses), deferrals, contributions and distributions. The aggregate balance as of December 31, 2017, also includes amounts earned in 2017 but credited to the plan in 2018, including the amounts described in footnotes 1 and 2 above.

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Duke Energy Corporation Executive Savings Plan

Under the Executive Savings Plan, participants can elect to defer a portion of their base salary and short-term incentive compensation. Participants also receive a company matching contribution in excess of the contribution limits prescribed by the Internal Revenue Code under the Duke Energy Retirement Savings Plan, which is the 401(k) plan in which the named executive officers participate.*

In general, payments are made following termination of employment or death in the form of a lump sum or installments, as selected by the participant. Participants may direct the deemed investment of base salary deferrals, STI deferrals and matching contributions among investment options available under the Duke Energy Retirement Savings Plan, including the Duke Energy Common Stock Fund. Participants may change their investment elections on a daily basis. The benefits payable under the plan are unfunded and subject to the claims of Duke Energy's creditors.

Mr. Yates previously participated in the Progress Energy, Inc. Management Deferred Compensation Plan ("MDCP"), the Progress Energy, Inc. Management Incentive Compensation Plan ("MICP") and the Progress Energy, Inc. Performance Share Sub-Plan ("PSSP"), each of which permitted voluntary deferrals and was merged with and into the Executive Savings Plan effective as of the end of 2013. In addition to voluntary deferrals, the MDCP also provided for employer contributions of 6% of base salary over the limits prescribed by the Internal Revenue Code under the Progress Energy 401(k) Savings and Stock Ownership Plan. With respect to the plans that were merged into the Executive Savings Plan, participants are entitled to the same benefits, distribution timing and forms of benefit that were provided by the MDCP, MICP and PSSP immediately prior to January 1, 2014. These pre-2014 benefits generally are payable following termination of employment or, in certain cases, on a date previously specified by the participant, in the form of a lump sum or installments, as selected by the participant.

*
The Duke Energy Retirement Savings Plan is a tax-qualified "401(k) plan" that provides a means for employees to save for retirement on a tax-favored basis and to receive an employer matching contribution. The employer matching contribution is equal to 100% of the NEO's before-tax and Roth 401(k) contributions (excluding "catch-up" contributions) with respect to 6% of eligible pay. For this purpose, "eligible pay" includes base salary and STI compensation. Earnings on amounts credited to the Duke Energy Retirement Savings Plan are determined based on the performance of investment funds (including a Duke Energy Common Stock Fund) selected by each participant.

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Under certain circumstances, each NEO would be entitled to compensation in the event his or her employment terminates or upon a change in control. The amount of the compensation is contingent upon a variety of factors, including the circumstances under which he or she terminates employment. The relevant agreements that each NEO has entered into with Duke Energy are described below, followed by a table that quantifies the amount that would become payable to each NEO as a result of his or her termination of employment.

The amounts shown assume that such termination was effective as of December 31, 2017, and are merely estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO's termination of employment.

The table shown below does not include certain amounts that have been earned and that are payable without regard to the NEO's termination of employment. Such amounts, however, are described immediately following the table.

Under each of the compensation arrangements described below for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, "change in control" generally means the occurrence of one of the following: (i) the date any person or group becomes the beneficial owner of 30% or more of the combined voting power of Duke Energy's then outstanding securities; (ii) during any period of two consecutive years, the directors serving at the beginning of such period or who are elected thereafter with the support of not less than two-thirds of those directors cease for any reason other than death, disability or retirement to constitute at least a majority thereof; (iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy, regardless of whether Duke Energy is the surviving company, unless Duke Energy's outstanding voting securities immediately prior to the transaction continue to represent at least 50% of the combined voting power of the outstanding voting securities of the surviving entity immediately after the transaction; (iv) the consummation of a sale of all or substantially all of the assets of Duke Energy or a complete liquidation or dissolution, which has been approved by the shareholders of Duke Energy; or (v) under certain arrangements, the date of any other event that the Board determines should constitute a change in control.

Employment Agreement with Ms. Good

Effective July 1, 2013, Duke Energy entered into an employment agreement with Ms. Good that contained a three-year initial term and automatically renews for additional one-year periods at the end of the initial term unless either party provides 120 days' advance notice. In the event of a change in control of Duke Energy, the term automatically extends to a period of two years. Upon a termination of Ms. Good's employment by Duke Energy without "cause" or by Ms. Good for "good reason" (each as defined below), the following severance payments and benefits would be payable: (i) a lump-sum payment equal to a pro rata amount of her annual bonus for the portion of the year that the termination of employment occurs during which she was employed, determined based on the actual achievement of performance goals; (ii) a lump-sum payment equal to 2.99 times the sum of her annual base salary and target annual bonus opportunity; (iii) continued access to medical and dental benefits for 2.99 years, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid by Duke Energy (reduced by coverage provided by future employers, if any) and a lump-sum payment equal to the cost of basic life insurance coverage for 2.99 years; (iv) one year of outplacement services; (v) if termination occurs within 30 days prior to, or two years after a change in control of Duke Energy, vesting in unvested retirement plan benefits that would have vested during the two years following the change in control and a lump-sum payment equal to the maximum contributions and allocations that would have been made or allocated if she had remained employed for an additional 2.99 years; and (vi) 2.99 additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

Ms. Good is not entitled to any form of tax gross-up in connection with Sections 280G and 4999 of the Internal Revenue Code. Instead, in the event that the severance payments or benefits otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause Ms. Good to retain an after-tax amount in excess of what would be retained if no reduction were made.

Under Ms. Good's employment agreement, "cause" generally means, unless cured within 30 days, (i) a material failure by Ms. Good to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with her position; (ii) the final conviction of Ms. Good of a felony or crime involving moral turpitude; (iii) an egregious act of dishonesty by Ms. Good in connection with employment, or a malicious action by Ms. Good toward the customers or employees of Duke Energy; (iv) a material breach by Ms. Good of Duke Energy's Code of Business Ethics; or (v) the failure of Ms. Good to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means, unless cured within 30 days, (i) a material reduction in Ms. Good's annual base salary or target annual bonus opportunity (exclusive of any across-the-board

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reduction similarly affecting substantially all similarly situated employees); or (ii) a material diminution in Ms. Good's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities or any failure by the Board to nominate Ms. Good for re-election as a member of the Board.

Ms. Good's employment agreement contains restrictive covenants related to confidentiality, mutual nondisparagement, noncompetition and nonsolicitation obligations. The noncompetition and nonsolicitation obligations survive for two years following her termination of employment.

Other Named Executive Officers

Duke Energy entered into a Change in Control Agreement with Mr. Young effective as of July 1, 2005, and with Mr. Jamil effective as of February 26, 2008, both of which were amended and restated effective as of August 26, 2008, and subsequently amended effective as of January 8, 2011. Duke Energy entered into a Change in Control Agreement with Ms. Janson effective as of December 17, 2012, and with Mr. Yates effective as of July 3, 2014. The agreements have an initial term of two years commencing as of the original effective date, after which the agreements automatically extend, unless six months' prior written notice is provided, on a month-to-month basis.

The Change in Control Agreements provide for payments and benefits to the executive in the event of termination of employment within two years after a "change in control" by Duke Energy without "cause" or by the executive for "good reason" (each as defined below) as follows: (i) a lump-sum cash payment equal to a pro rata amount of the executive's target bonus for the year in which the termination occurs; (ii) a lump-sum cash payment equal to two times the sum of the executive's annual base salary and target annual bonus opportunity in effect immediately prior to termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (iii) continued medical, dental and basic life insurance coverage for a two-year period or a lump-sum cash payment of equivalent value (reduced by coverage obtained by subsequent employers); and (iv) a lump-sum cash payment of the amount Duke Energy would have allocated or contributed to the executive's qualified and nonqualified defined benefit pension plan and defined contribution savings plan accounts during the two years following the termination date, plus the unvested portion, if any, of the executive's accounts as of the date of termination that would have vested during the remaining term of the agreement. If the executive would have become eligible for normal retirement at age 65 within the two-year period following termination, the two times multiple or two-year period mentioned above will be reduced to the period from the termination date to the executive's normal retirement date. The agreements also provide for enhanced benefits (i.e., two years of additional vesting) with respect to equity awards.

Under the Change in Control Agreements, each named executive officer also is entitled to reimbursement of up to $50,000 for the cost of certain legal fees incurred in connection with claims under the agreements. In the event that any of the payments or benefits provided for in the Change in Control Agreement otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a NEO becomes entitled to payments and benefits under a Change in Control Agreement, he would be subject to a one-year noncompetition and nonsolicitation provision from the date of termination, in addition to certain confidentiality and cooperation provisions.

The Executive Severance Plan provides certain executives, including Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates with severance payments and benefits upon a termination of employment under certain circumstances. Pursuant to the terms of the Executive Severance Plan, "Tier I Participants," which include Duke Energy's NEOs, would be entitled, subject to the execution of a waiver and release of claims, to the following payments and benefits in the event of a termination of employment by (a) Duke Energy other than for "cause" (as defined below), death or disability, or (b) the participant for "good reason" (as defined below): (i) a lump-sum payment equal to a pro rata amount of the participant's annual bonus for the year that the termination of employment occurs, determined based on the actual achievement of performance goals under the applicable performance-based bonus plan; (ii) a lump-sum payment equal to two times the sum of the participant's annual base salary and target annual bonus opportunity in effect immediately prior to termination of employment or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting "good reason"; (iii) continued access to medical and dental insurance for a two-year period following termination of employment, with monthly amounts relating to Duke Energy's portion of the costs of such coverage paid to the participant by Duke Energy (reduced by coverage provided to the participant by future employers, if any) and a lump-sum payment equal to the cost of two years of basic life insurance coverage; (iv) one year of outplacement services; and (v) two additional years of vesting with respect to equity awards and an extended period to exercise outstanding vested stock options following termination of employment.

The Executive Severance Plan also provides that, in the event any of the payments or benefits provided for in the Executive Severance Plan otherwise would constitute an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code), the amount of payments or benefits would be reduced to the maximum level that would not result in an excise tax under Section 4999 of the Internal Revenue Code if such reduction would cause the executive to retain an after-tax amount in excess of what would be retained if no reduction were made. In the event a participant becomes entitled to

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payments and benefits under the Executive Severance Plan, he or she would be subject to certain restrictive covenants, including those related to noncompetition, nonsolicitation and confidentiality.

Duke Energy has the right to terminate any participant's participation in the Executive Severance Plan but must provide the participant with one year's notice and the participant would continue to be eligible for all severance payments and benefits under the Executive Severance Plan during the notice period. Any employee who is eligible for severance payments and benefits under a separate agreement or plan maintained by Duke Energy (such as a Change of Control Agreement) would receive compensation and benefits under such other agreement or plan (and not the Executive Severance Plan).

For purposes of the Change in Control Agreements and the Executive Severance Plan, "cause" generally means, unless cured within 30 days, (i) a material failure by the executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the executive's position; (ii) the final conviction of the executive of a felony or crime involving moral turpitude; (iii) an egregious act of dishonesty by the executive in connection with employment, or a malicious action by the executive toward the customers or employees of Duke Energy; (iv) a material breach by the executive of Duke Energy's Code of Business Ethics; or (v) the failure of the executive to cooperate fully with governmental investigations involving Duke Energy. "Good reason," for this purpose, generally means (i) a material reduction in the executive's annual base salary or target annual bonus opportunity as in effect either immediately prior to the change in control or the termination under the Executive Severance Plan (exclusive of any across-the-board reduction similarly affecting substantially all similarly situated employees); or (ii) a material diminution in the participant's positions (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect either immediately prior to the change in control or immediately prior to a Tier I participant's termination of employment under the Executive Severance Plan.

Equity Awards – Consequences of Termination of Employment

As described above, each year Duke Energy grants long-term incentives to our executive officers, and the terms of these awards vary somewhat from year to year. The following table summarizes the consequences under Duke Energy's LTI award agreements, without giving effect to Ms. Good's employment agreement, the Change in Control Agreements or the Executive Severance Plan described above, that would generally occur with respect to outstanding equity awards in the event of the termination of employment of Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates.

Event	Consequences

Voluntary termination or involuntary	RSUs – prorated portion of award vests
termination (retirement-eligible)	Performance Shares – prorated portion of award vests based on actual performance
Performance-Based Retention – award terminates immediately
Voluntary termination (not retirement-eligible)	RSUs and Performance Shares – the executive's right to unvested portion of award terminates immediately
Performance-Based Retention – award terminates immediately
Involuntary termination after a change in control	RSUs and Performance-Based Retention – immediate vesting
Performance Shares – see impact of change in control below
Death or disability	RSUs and Performance-Based Retention – immediate vesting
Performance Shares – prorated portion of award vests based on actual performance
Change in control	RSUs, Performance-Based Retention and Performance Shares granted after 2017 – no impact absent termination of employment
Performance Shares granted before 2018 – prorated portion of award vests based on target performance

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A CHANGE IN CONTROL

Name and Triggering Event	Cash Severance Payment ($)(1)	Incremental Retirement Plan Benefit ($)(2)	Welfare and Other Benefits ($)(3)	Stock Awards ($)

Lynn J. Good
• Voluntary termination without good reason	0	0	0	10,654,308
• Involuntary or good reason termination under Employment Agreement	10,293,075	0	62,814	30,888,632
• Involuntary or good reason termination after a change in control	10,293,075	696,498	62,814	29,194,420
• Death or Disability(4)	0	0	0	21,962,598

Steven K. Young
• Voluntary termination without good reason	0	0	0	1,669,695
• Involuntary or good reason termination under Executive Severance Plan	2,494,800	0	33,016	4,062,073
• Involuntary or good reason termination after a change in control	2,494,800	413,796	37,054	3,946,891
• Death or Disability(4)	0	0	0	2,779,033

Dhiaa M. Jamil
• Voluntary termination without good reason	0	0	0	2,366,138
• Involuntary or good reason termination under Executive Severance Plan	2,835,000	0	32,202	7,211,250
• Involuntary or good reason termination after a change in control	2,835,000	471,630	41,360	7,000,434
• Death or Disability(4)	0	0	0	5,372,023

Julia S. Janson
• Voluntary termination without good reason	0	0	0	0
• Involuntary or good reason termination under Executive Severance Plan	2,250,000	0	35,878	4,152,813
• Involuntary or good reason termination after a change in control	2,250,000	372,180	41,054	4,012,410
• Death or Disability(4)	0	0	0	3,012,918

Lloyd M. Yates
• Voluntary termination without good reason	0	0	0	1,728,461
• Involuntary or good reason termination under Executive Severance Plan	2,472,311	0	32,148	4,436,869
• Involuntary or good reason termination after a change in control	2,472,311	409,973	51,396	4,338,798
• Death or Disability(4)	0	0	0	3,130,416

(1)
The amounts listed under "Cash Severance Payment" are payable under (i) the terms of Ms. Good's employment agreement; (ii) the Change in Control Agreements of Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates; or (iii) the Executive Severance Plan.

(2)
The amounts listed under "Incremental Retirement Plan Benefit" are payable under the terms of Ms. Good's employment agreement and the Change in Control Agreements of Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates. They represent the additional amount that would have been contributed to the RCBP, ECBP, Duke Energy Retirement Savings Plan and the Executive Savings Plan in the event the NEO had continued to be employed by Duke Energy for (i) 2.99 years for Ms. Good or (ii) two additional years after the actual date of termination for the other NEOs.

(3)
The amounts listed under "Welfare and Other Benefits" include the amount that would be paid to each NEO in lieu of providing continued welfare benefits and basic life coverage. This continued coverage represents (i) 2.99 years for Ms. Good or (ii) two years for the other NEOs. In addition to the amounts shown above, access to outplacement services for a period of up to one year after termination will be provided to Ms. Good if terminating under her employment agreement or to any NEO terminating under the Executive Severance Plan.

(4)
In the event of a termination of employment due to long-term disability, because the payment of RSUs would be delayed for an additional six months as required by applicable tax rules, additional dividend equivalent payments would be made in the amount of $97,279, $21,197, $45,063, $19,108 and $33,377 for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, respectively.

66    DUKE ENERGY – 2018 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assumptions and Other Considerations

The amounts listed above have been determined based on a variety of assumptions, including with respect to the limits on qualified retirement plan benefits under the Internal Revenue Code. The actual amounts to be paid out can only be determined at the time of each NEO's termination of employment. The amounts described in the table do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid; (ii) amounts that have been earned, but not yet paid, under the terms of the plans listed under the Pension Benefits and Nonqualified Deferred Compensation tables on pages 58 and 61, respectively; (iii) unused vacation; and (iv) the potential reimbursement of legal fees.

The amounts shown above do not reflect the fact that, under Ms. Good's employment agreement and under the Change in Control Agreements that Duke Energy has entered into with Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, in the event that payments to any such executive in connection with a change in control otherwise would result in a golden parachute excise tax and lost tax deduction under Sections 280G and 4999 of the Internal Revenue Code, such amounts would be reduced to the extent necessary so that such tax would not apply under certain circumstances.

The amounts shown above with respect to stock awards were calculated based on a variety of assumptions, including the following: (i) the NEO terminated employment on December 31, 2017; (ii) a stock price for Duke Energy common stock equal to $84.11, which was the closing price on December 29, 2017; (iii) the continuation of Duke Energy's dividend at the rate in effect during the first quarter of 2018; and (iv) performance at the target level with respect to performance shares.

Potential Payments Due Upon a Change in Control

Other than as described below, the occurrence of a change in control of Duke Energy would not trigger the payment of benefits to the NEOs absent a termination of employment. If a change in control of Duke Energy occurred on December 31, 2017, with respect to each named executive officer, the outstanding performance share awards granted by Duke Energy, including dividend equivalents, would be paid on a prorated basis assuming target performance. As of December 31, 2017, the prorated performance shares that would be paid as a result of these accelerated vesting provisions, including dividend equivalents, would have had a value of $7,828,775, $1,214,841, $1,741,022, $1,039,971 and $1,258,548, for Ms. Good, Mr. Young, Mr. Jamil, Ms. Janson and Mr. Yates, respectively.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year (2017). The pay ratio reported below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We have estimated the median of the 2017 annual total compensation of our employees, excluding our Chief Executive Officer, to be $122,365. The annual total compensation of our Chief Executive Officer was $21,415,936. The ratio of the annual total compensation of our Chief Executive Officer to the estimated median of the annual total compensation of our employees was 175 to 1.

To identify the median employee, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•
We determined our employee population, for purposes of this disclosure, as of October 31, 2017, which is within the last three months of 2017, because it enabled us to make such identification in a reasonably efficient and timely manner.

•
To identify the median employee from our employee population, we used wages reported in Box 1 of IRS Form W-2 during the ten-month period ending on October 31, 2017, as a consistently applied compensation measure. We did not annualize the wages of any individuals who were employed for less than the full ten-month period, and because all our employees are located in the United States we did not make any cost-of-living adjustments. Consistent with Item 402(u) of Regulation S-K, in order to provide a more accurate estimate of the median employee, we identified the median employee after disregarding an employee whose compensation included anomalous characteristics related to our defined benefit pension plan.

•
Once we identified our median employee, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table on page 54.

DUKE ENERGY – 2018 Proxy Statement    67

•
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the "Total" column for 2017 in the Summary Compensation Table on page 54.

The pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee's compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, which likely will make it very difficult to compare pay ratios with other companies, including those within our industry.

68    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 4:     AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF DUKE ENERGY CORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

The Board has unanimously approved, and recommends that shareholders approve, an amendment to the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), substantially in the form attached to this proxy statement as Appendix A, to eliminate the current requirement in the Certificate for an affirmative vote of the combined voting power of 80% of the outstanding shares of all classes of Duke Energy entitled to vote in the election of directors to approve certain actions.

Background.    At the 2016 Annual Meeting, Duke Energy's shareholders voted on a shareholder proposal requesting that our Board take the steps necessary to eliminate the supermajority requirements in Duke Energy's Certificate. The shareholder proposal was approved by approximately 53% of the votes cast. After discussions with shareholders prior to the 2017 Annual Meeting, the Corporate Governance Committee and the Board recommended at the 2017 Annual Meeting that shareholders vote for an amendment to our Certificate to reduce the voting requirements for the actions described below from 80% of the outstanding shares of all classes of Duke Energy stock to a majority of the outstanding shares of all classes of Duke Energy stock.

At the 2017 Annual Meeting, the proposal recommended by the Board received 96% support of the shares that were voted at the Annual Meeting. However, in order to pass, the amendment to the Certificate requires the affirmative vote of the combined voting power of 80% of the outstanding shares and only 59% of the outstanding shares of the Corporation voted in favor of the amendment.

The Board has once again decided to propose this amendment in the hopes that it will receive the affirmative vote of the combined voting power of 80% of the outstanding shares at the 2018 Annual Meeting.

Rationale.    The Board recognizes that supermajority requirements are viewed by many corporate governance experts as overly burdensome and not in line with the best principles in corporate governance.

The proposed amendment to the Certificate to eliminate these supermajority requirements is described in more detail below. A draft Certificate containing the text of the proposed amendment is set forth in Appendix A attached hereto.

Certificate of Incorporation.    Article Seventh of the Certificate currently requires the affirmative vote of the combined voting power of 80% of the outstanding shares of all classes of Duke Energy to approve, among other things, the following actions:

•
amend the provision that provides for the method to amend the Amended and Restated Certificate of Incorporation (Article Seventh);

•
change the number of directors that constitute the Corporation's Board (Article Fifth, section (b));

•
change the method by which vacancies resulting from death, resignation, disqualification, removal or other cause can be filled on the Board (Article Fifth, section (d)) and;

•
change the method by which directors shall be elected and hold office until the next Annual Meeting (Article Fifth, section (d)).

Upon the approval by our shareholders of the proposed amendment, Article Seventh of our Certificate would be amended as follows, with the proposed deletion stricken through and proposed addition underlined:

  "The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class."

The affirmative vote of holders of at least 80% of the outstanding shares of Duke Energy common stock, the only class of stock outstanding and entitled to vote in the election of directors, is required to approve the amendment to our Certificate described herein. The Board recommends that all shareholders vote in favor of this amendment.

For the Above Reasons the Board of Directors Recommends a Vote "FOR" This Proposal.

DUKE ENERGY – 2018 Proxy Statement    69

SHAREHOLDER PROPOSAL

Proposal 5 is a proposal we received from one of our shareholders. If the proponent of this proposal, or its representative, presents this proposal at our Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The shareholder proposal and supporting statement, is included exactly as submitted to us by the proponent. The Board recommends voting "AGAINST" this proposal.

PROPOSAL 5:     SHAREHOLDER PROPOSAL REGARDING PROVIDING AN ANNUAL REPORT ON
DUKE ENERGY'S LOBBYING EXPENSES

National Center For Public Policy Research, 20 F Street, NW, Suite 700, Washington, DC 20001, owner of 69 shares, submitted the following proposal:

Whereas, we believe in full disclosure of our company's direct and indirect lobbying activities and expenditures to assess whether our company's lobbying is consistent with the Company's expressed goals and in the best interests of shareowners.

Resolved, the shareowners of Duke Energy Corporation ("Duke Energy") request the preparation of a report, updated annually, disclosing:

  1.
  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

  2.
  Payments by Duke Energy used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

  3.
  Duke Energy's membership and payments to any tax-exempt organization that writes and/or endorses model legislation.

  4.
  Description of management's and the Board's decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Duke Energy is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.

The report shall be presented to all relevant oversight committees and posted on Duke Energy's website.

Supporting Statement

As shareowners, we encourage transparency and accountability in our Company's use of corporate funds to influence legislation and regulation.

The Company lobbies on a broad array of issues and works with groups that do the same. As such, the Company has become a target for anti-free speech activists. These activists are working to defund pro-business organizations by attacking their corporate members.

The Company should take an active role in combating this narrative and attacks on its freedom of association rights.

The Company should be proud of its memberships in trade associations and non-profits groups that promote pro-business, pro-growth initiatives.

For example, the Company's membership in groups such as the American Legislative Exchange Council (ALEC) should be applauded and endorsed by shareholders. ALEC advances initiatives that are designed to unburden corporations such as Duke Energy, allowing them the freedom to create jobs and economic prosperity in the United States. The same can be said of the Company's affiliation with the Business Roundtable.

Rather than letting outside agitators set the message that these relationships are somehow nefarious, the Company should explain the benefits of its involvement with groups that advocate for smaller government, lower taxes and free-market reforms. The Company should show how these relationships benefit shareholders, increase jobs and wages, help local communities and generally advance the Company's interests.

The proponents supports the Company's free speech rights and freedom to associate with groups that advance economic liberty. The Company should stand up for those rights.

70    DUKE ENERGY – 2018 Proxy Statement

PROPOSAL 5:    SHAREHOLDER PROPOSAL REGARDING PROVIDING AN ANNUAL REPORT ON
DUKE ENERGY'S LOBBYING EXPENSES

Opposing Statement of the Board of Directors:

Your Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

Duke Energy is committed to adhering to the highest standards of ethics in engaging in any lobbying activities. As a public utility holding company, the Corporation is highly regulated. As such, the Board believes that it is in Duke Energy's and our shareholders' best interests to participate in the political process to ensure that local, state and federal lawmakers understand and consider the interests of the Corporation, our customers, employees, shareholders, communities and other stakeholders. The Corporation does this through a government relations program which is governed by the Corporation's Political Expenditures Policy and overseen by the Corporate Governance Committee of the Board, in accordance with the Corporate Governance Committee's Charter. Information about the Corporation's policies and expenditures is publicly available and linked to the Duke Energy website.

Disclosure of Duke Energy Policy and Procedures Over Lobbying. The proposal requests that the Corporation disclose our policy and procedures over lobbying. The Corporation has long had a Political Expenditures Policy that governs its lobbying activities and political expenditures. The Political Expenditures Policy is disclosed on the Corporate Governance page of our website at duke-energy.com/our-company/investors/corporate-governance/political-expenditures-policy. Additional information regarding the ultimate oversight of the Corporation's policies, practices and strategy with respect to political expenditures by the Corporate Governance Committee is discussed in the Charter of the Corporate Governance Committee, also disclosed on the Corporate Governance page of our website at duke-energy.com/our-company/investors/corporate-governance/board-committee-charters/corporate-governance.

Disclosure of Corporate Political Contributions and Lobbying Activities. The proposal also seeks disclosures about the Corporation's lobbying expenditures. The Corporation's corporate political contributions and lobbying activities are subject to regulation by the state and federal government, including requirements to provide disclosures of federal and state lobbying expenses. These disclosures are publicly available and linked to our website. Duke Energy is fully compliant with all federal and state laws governing corporate political contributions and lobbying activities. As a result of the feedback we have received from our shareholders during our corporate governance engagements in recent years on this topic, Duke Energy discloses all corporate contributions in excess of $1,000, the federal lobbying portion of trade association dues for trade associations with dues over $50,000 during the reporting period and all DUKEPAC contributions, each in the aggregate on a semi-annual report that is posted directly on our website at duke-energy.com/our-company/investors/corporate-governance/political-expenditures-policy. Disclosing this information on one report allows the information to be more easily accessed and viewed by our shareholders. All such semi-annual reports remain available on Duke Energy's website for historical comparison purposes. The Corporation's lobbying activities and expenditures are also discussed in our annual Sustainability Report, available at duke-energy.com/our-company/sustainability/reports.

Description of Board and Management Oversight. As discussed above, the Corporation's governance over political expenditures is disclosed in the Political Expenditures Policy and overseen by the Corporate Governance Committee. In 2015, Duke Energy updated its Political Expenditures Policy and enhanced the governance around the Corporation's lobbying activities and political expenditures. These changes were a direct result of discussions with our shareholders during our corporate governance engagements with them. The Corporation's governance includes a tiered approval process that requires increasing levels of authority within the Corporation depending on the dollar amounts of the lobbying or other political expenditure being proposed. A Political Expenditures Committee, comprised of senior executives from each of the states in which we operate, reviews and provides a Corporation political expenditure strategy and monitors and tracks corporate political expenditures (the "Political Expenditures Program"). The ultimate approval of the strategy, policies and practices of the corporate Political Expenditures Program is the discretion of the Corporate Governance Committee during its biennial review.

Conclusion. Accordingly, because the Corporation already provides robust disclosure concerning our policies and procedures governing lobbying, a semi-annual report detailing our actual political contributions and lobbying activities and a description of the Board oversight of such activities and procedures, the Board believes that the additional report requested in the proposal would result in an unnecessary and unproductive use of the Corporation's resources.

For the Above Reasons the Board of Directors Recommends a Vote "AGAINST" This Proposal.

DUKE ENERGY – 2018 Proxy Statement    71

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How can I participate in the Annual Meeting?

As a result of positive feedback from shareholders after the Corporation's 2017 Annual Meeting and to enable more shareholders to participate in this year's Annual Meeting, it will once again be held exclusively via live webcast. Shareholders of record as of the close of business on March 9, 2018, are entitled to participate in, vote at and submit questions in writing during the Annual Meeting by visiting duke-energy.onlineshareholdermeeting.com. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your Notice, on your proxy card and on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 12:30 p.m. Eastern Time on May 3, 2018. Online check-in will begin at 12:00 p.m. Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by phone toll-free at 1.800.239.9838, conference number 7668330.

What is the pre-meeting forum and how can I access it?

One of the benefits of holding the Annual Meeting via live webcast is that it allows us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting proxyvote.com. On our pre-meeting forum, you can submit questions in writing in advance of the Annual Meeting, and also access copies of our Proxy Materials. Through the use of the pre-meeting forum, we are able to respond to more questions than we were able to respond to at previous meetings.

Why are you holding the Annual Meeting via live webcast?

We held our first Annual Meeting exclusively via live webcast in 2017. We received positive feedback from shareholders after the 2017 Annual Meeting and greater participation than at previous annual meetings because shareholders can participate from any location around the world via live webcast without prohibitive cost or inconvenience. By holding the Annual Meeting via live webcast, shareholders not only have the same opportunity to vote and ask questions that they would have had at an in-person meeting, but also have the ability to submit questions in advance of the Annual Meeting. As a result, the Board has once again elected to hold the Annual Meeting via live webcast.

What if I have difficulties accessing the pre-meeting forum or locating my 16-digit control number prior to the day of the Annual Meeting on May 3, 2018?

Prior to the day of the Annual Meeting on May 3, 2018, if you need assistance with your 16-digit control number and you hold your shares in your own name, please call toll-free 1.866.232.3037 in the United States or 1.720.358.3640 if calling from outside the United States If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the live webcast of the Annual Meeting?

If you encounter any difficulties accessing the live webcast of the Annual Meeting during the check-in or during the Annual Meeting itself, including any difficulties with your 16-digit control number, please call toll-free 1.855.449.0991 in the United States or 1.720.378.5962 if calling from outside the United States, for assistance. Technicians will be ready to assist you beginning at 12:00 p.m. Eastern Time with any difficulties.

On what am I voting?

More information

PROPOSAL 1	Election of directors	Page 9
PROPOSAL 2	Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2018	Page 33
PROPOSAL 3	Advisory vote to approve Duke Energy Corporation's named executive officer compensation	Page 35
PROPOSAL 4	Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements	Page 69
PROPOSAL 5	Shareholder proposal	Page 70

72    DUKE ENERGY – 2018 Proxy Statement

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who can vote?

Holders of Duke Energy's common stock as of the close of business on the record date, March 9, 2018. Each share of Duke Energy common stock has one vote.

How do I vote?

By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Duke Energy common stock in one of the following ways:

By internet	By phone	By mailing your proxy card

Visit 24/7 proxyvote.com	Call toll-free 24/7 1.800.690.6903 or by calling the number provided by your broker, bank or other nominee if your shares are not registered in your name	Cast your vote, sign your proxy card and send free of postage

The phone and online voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by phone or online, please follow the instructions that are included on your notice.

If you mail us your properly completed and signed proxy card or vote by phone or online, your shares of Duke Energy common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•
"FOR" the election of all nominees for director;

•
"FOR" the ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2018;

•
"FOR" the advisory vote to approve Duke Energy Corporation's named executive officer compensation;

•
"FOR" the Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements;

•
"AGAINST" the shareholder proposal.

We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy, you appoint the persons named as proxies as your representatives at the Annual Meeting.

You may cast your vote online up until 11:59 p.m. Eastern Time on May 2, 2018, at proxyvote.com.

Remotely – You may participate in the Annual Meeting via live webcast and cast your vote online during the Annual Meeting prior to the closing of the polls by visiting duke-energy.onlineshareholdermeeting.com.

May I change or revoke my vote?

Yes. You may change your vote or revoke your proxy at any time prior to the Annual Meeting by:

•
notifying Duke Energy's Corporate Secretary in writing that you are revoking your proxy;

•
providing another signed proxy that is dated after the proxy you wish to revoke;

•
using the phone or online voting procedures; or

•
participating in the Annual Meeting via live webcast and voting online during the Annual Meeting prior to the closing of the polls.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or in the name of a bank or brokerage firm. If you hold your shares directly in your own name, they will not be voted unless

DUKE ENERGY – 2018 Proxy Statement    73

FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

you provide a proxy or vote online during the Annual Meeting prior to the closing of the polls.

Brokerage firms generally have the authority to vote their customers' unvoted shares on certain "routine" matters. If your shares are held in the name of a broker, bank or other nominee, such nominee can vote your shares for the ratification of Deloitte as Duke Energy's independent registered public accounting firm for 2018 if you do not timely provide your proxy because this matter is considered "routine" under the applicable rules. However, no other items are considered "routine" and may not be voted by your broker without your instruction.

If I am a participant in the Duke Energy Retirement Savings Plan, how do I vote shares held in my plan account?

If you are a participant in the Duke Energy Retirement Savings Plan, you have the right to provide voting directions to the plan trustee, Fidelity Management Trust Company, by submitting your proxy card for those shares of Duke Energy common stock that are held by the plan and allocated to your account. Plan participant proxies are treated confidentially.

If you elect not to provide voting directions to the plan trustee, the plan trustee will vote the Duke Energy shares allocated to your plan account in the same proportion as those shares held by the plan for which the plan trustee has received voting directions from other plan participants. The plan trustee will follow participants' voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

Because the plan trustee must process voting instructions from participants before the date of the Annual Meeting, you must deliver your instructions no later than April 30, 2018, at 11:59 p.m. Eastern Time.

What constitutes a quorum?

As of the record date on March 9, 2018, 700,605,319 shares of Duke Energy common stock were issued and outstanding and entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, a majority of the shares entitled to vote must participate remotely via live webcast or by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card or vote by phone or online, you will be considered part of the quorum. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" is not, however, counted as present and entitled to vote for purposes of voting on individual proposals other than ratification of Deloitte as Duke Energy's independent registered public accounting firm and the amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority requirements. A broker "non-vote" occurs when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under NYSE listing standards, does not have discretionary authority to vote on a matter.

Who conducts the proxy solicitation and how much will it cost?

Duke Energy is requesting your proxy for the Annual Meeting and will pay all the costs of requesting shareholder proxies. We have hired Georgeson Inc. to help us send out the Proxy Materials and request proxies. The estmiated fees for Georgeson's services is approximately $20,000, plus out-of-pocket expenses, although such amount could be higher depending on the level of services provided by Georgeson. We can request proxies through the mail or personally by phone, fax or online. We can use directors, officers and other employees of Duke Energy to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Duke Energy common stock.

Where can I view the replay of the Annual Meeting, webcast and the answers to questions submitted by shareholders in advance of or during the Annual Meeting?

A replay of the Annual Meeting webcast, as well as our answers to questions submitted by shareholders before and during the Annual Meeting, will be available for one year at duke-energy.com/our-company/investors/financial-news under "May 3, 2018 - 2018 Annual Meeting of Shareholders".

74    DUKE ENERGY – 2018 Proxy Statement

OTHER INFORMATION

Discretionary Voting Authority

As of the date this proxy statement went to press, Duke Energy did not anticipate that any matter other than the proposals set out in this proxy statement would be raised at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Duke Energy's directors and executive officers, and any persons owning more than 10% of Duke Energy's equity securities, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership with respect to such equity securities of Duke Energy. We prepare and file these reports on behalf of our directors and executive officers. In 2017, 17 Form 4s were inadvertently failed to be filed for Melissa H. Anderson, Executive Vice President, Administration and Chief Human Resources Officer, when she elected to exchange a portion of her funds in the Executive Savings Plan into the Duke Energy Common Stock Fund and defer a portion of her semi-monthly paycheck, beginning February 28, 2017, into the Duke Stock Fund of the Executive Savings Plan. A late Form 4 reporting such transactions was filed on December 19, 2017. A late Form 4 was also filed on behalf of Lynn J. Good to report the acquisition of 88 shares of Duke Energy common stock by her husband when he became trustee of a trust for the benefit of his mother. A late Form 4 was filed for Thomas E. Skains to report the disposition of shares withheld for taxes upon the distribution of restricted stock units in April 2017. A late Form 4 was filed for Dhiaa M. Jamil to report the sale of 500 shares of Duke Energy common stock held indirectly in November 2017. Finally, a Form 3 was amended for Theodore F. Craver, Jr. to reflect 33 shares of Duke Energy common stock held in a trust for his mother for which he is trustee. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors and executive officers were satisfied in a timely manner.

Related Person Transactions

Related Person Transaction Policy. The Corporate Governance Committee adopted a Related Person Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of "related person transactions." For purposes of our policy only, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any "related person" are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A "related person" is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction (including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation), our management must present information regarding the related person transaction to our Corporate Governance Committee (or, if Corporate Governance Committee approval would be inappropriate, to the Board) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will, on an annual basis, collect information from each director, executive officer and (to the extent feasible) significant shareholders to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our codes of business conduct and ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Corporate Governance Committee (or Board) will take into account the relevant available facts and circumstances including but not limited to:

•
the risks, costs and benefits to us;

•
the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Corporate Governance Committee (or Board) must consider, in light of known circumstances, whether the transaction is in, or is not

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OTHER INFORMATION

inconsistent with, our best interests and those of our shareholders, as our Corporate Governance Committee (or Board) determines in the good faith exercise of its judgment.

For Mr. Webster, the Board considered a relationship between the Corporation and PwC, a firm that provides professional tax and other services from time to time to the Corporation and at which Mr. Webster's brother-in-law was a partner for the majority of 2017. In 2017, the Corporation paid approximately $17 million to PwC for tax, merger integration services in connection with the acquisition of Piedmont Natural Gas and the sale of the Corporation's Latin American Generation business, and various other services. The Board determined that Mr. Webster had no material interest in the transactions between the Corporation and PwC and that the transactions were in the best interests of the shareholders of the Corporation. The Board reviewed and approved the transactions in advance and the relationship with PwC was deemed by the Board not to impair Mr. Webster's independence. Because Mr. Webster's brother-in-law left PwC in December 2017, there is no longer a related person transaction for Mr. Webster.

Proposals and Business by Shareholders

If you wish to submit a proposal for inclusion in the proxy statement for our 2019 Annual Meeting, we must receive it by November 23, 2018.

In addition, if you wish to introduce business at our 2019 Annual Meeting (besides that in the Notice), you must send us written notice of the matter. Your written notice must comply with the requirements of the Corporation's By-Laws, and we must receive it no earlier than January 3, 2019, and no later than February 1, 2019. The individuals named as proxy holders for our 2019 Annual Meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

Your proposal or written notice should be mailed to our Corporate Secretary at our principal executive office at the following address: Julia S. Janson, Executive Vice President, External Affairs, Chief Legal Officer and Corporate Secretary, Duke Energy Corporation, DEC 48H, P.O. Box 1414, Charlotte, NC 28201-1414.

Householding Information

Duke Energy has adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement is sent to any household at which two or more shareholders reside, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Each shareholder will continue to receive separate proxy cards, and householding will not affect dividend check mailings or InvestorDirect Choice Plan statement mailings in any way.

If you have previously consented, householding will continue until you are notified otherwise or until you notify Investor Relations by phone toll-free at 1.800.488.3853, by internet at duke-energy.com/contactIR or by mail at P.O. Box 1005, Charlotte, NC 28201-1005, that you wish to receive separate annual reports and proxy statements. You will be removed from the householding program within 30 days of receipt of your notice. If you received a householded mailing this year and you would like to have additional copies of our annual report and proxy statement mailed to you, please submit your request to Investor Relations at the number or address above. We will promptly send additional copies of the annual report and proxy statement upon receipt of such request.

A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Electronic Delivery of the Annual Report and Proxy Materials

If you received a paper version of this year's Proxy Materials, please consider signing up for electronic delivery of next year's materials. Electronic delivery significantly reduces Duke Energy's printing and postage costs and also reduces our consumption of natural resources. You will be notified immediately by email when next year's annual report and Proxy Materials are available. Electronic delivery also makes it more convenient for shareholders to cast their votes on issues that affect Duke Energy.

In order to enroll for electronic delivery, go to icsdelivery.com/duk and follow the instructions. If you elect to receive your Duke Energy materials electronically, you can still request paper copies by contacting Investor Relations by phone toll-free at 1.800.488.3853 or at duke-energy.com/investors/contactIR.

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APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUKE ENERGY CORPORATION

DUKE ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the corporation is Duke Energy Corporation.    The name under which the corporation was originally incorporated was Deer Holding Corp. The name of the corporation was changed to Duke Energy Holding Corp. on June 21, 2005. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 3, 2005.

2.       This Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the approval of the stockholders of the Corporation in accordance with Section 211 of the DGCL, restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this "Certificate of Incorporation") reads as follows:

ARTICLE FIRST

Name

The name of the corporation is Duke Energy Corporation.

ARTICLE SECOND

Registered Office

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE THIRD

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE FOURTH

Capital Stock

(a)       The aggregate number of shares of stock that the Corporation shall have authority to issue is two billion forty-four million (2,044,000,000) shares, consisting of two billion (2,000,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and forty-four million (44,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

(b)      The Board of Directors of the Corporation shall have the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of Preferred Stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of Preferred Stock to the full extent now or hereafter permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

(c)       Subject to applicable law and the rights, if any, of the holders of any class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation in its discretion shall determine. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock with dividends the rate of which is calculated by reference to, and the payment of which is concurrent with, dividends on shares of Common Stock.

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APPENDIX A

(d)      In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, subject to the rights of the holders of any class or series of the Preferred Stock, the net assets of the Corporation available for distribution to stockholders of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests. If the assets of the Corporation are not sufficient to pay the amounts, if any, owing to holders of shares of Preferred Stock in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the class or series of Preferred Stock. Neither the merger or consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph, except to the extent specifically provided in any certificate of designation for any class or series of Preferred Stock. Nothing in this ARTICLE FOURTH shall limit the power of the Board of Directors to create a class or series of Preferred Stock for which the amount to be distributed upon any liquidation, dissolution or winding up of the Corporation is calculated by reference to, and the payment of which is concurrent with, the amount to be distributed to the holders of shares of Common Stock.

(e)       Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any class or series of Preferred Stock, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meetings of stockholders.

(f)        Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Common Stock shall vote together as a class, and every holder of Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Common Stock standing in such holder's name on the books of the Corporation; provided, however, that, except as otherwise required by law, or unless provided in any certificate of designation for any class or series of Preferred Stock, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to applicable law. Subject to the rights of the holders of any class or series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for additional issues of stock of the Corporation and no stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE FIFTH

Board of Directors

(a)       The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)      Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall not be less than nine (9) nor more than eighteen (18), as may be fixed from time to time by the Board of Directors.

(c)       A director may be removed from office with or without cause; provided, however, that, subject to applicable law, any director elected by the holders of any series of Preferred Stock may be removed without cause only by the holders of a majority of the shares of such series of Preferred Stock.

(d)      Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)       Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the directors shall be elected by the holders of voting stock and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(f)        Election of directors need not be by written ballot unless the By-Laws so provide.

(g)       In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject,

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APPENDIX A

nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE SIXTH

Action by Stockholders; Books of the Corporation

(a)       Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(b)      Written Consent.    Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the holders of common stock of the Corporation (a "Consent"), but only if such action is taken in accordance with the provisions of this Article Sixth, the Corporation's By-laws and applicable law.

  (i)
  Record Date.    The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article Sixth. Any holder of common stock of the Corporation seeking to have the stockholders authorize or take corporate action by Consent shall, by written request addressed to the secretary of the Corporation and delivered to the Corporation's principal executive offices and signed by holders of record at the time such request is delivered representing at least 20 percent (20%) of the outstanding shares of common stock of the Corporation, request that a record date be fixed for such purpose. The written request must contain the information set forth in paragraph (b)(ii) of this Article Sixth. Following delivery of the request, the Board of Directors shall, by the later of (x) 20 days after delivery of a valid request to set a record date and (y) 5 days after delivery of any information required by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by Consent under paragraph (b)(iii) of this Article Sixth, determine the validity of the request and whether the request relates to an action that may be taken by Consent and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a request complying with the second and third sentences of this paragraph (b)(i) has been delivered to the secretary of the Corporation but no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date shall be the first date on which a signed Consent relating to the action taken or proposed to be taken by Consent is delivered to the Corporation in the manner described in paragraph (b)(vi) of this Article Sixth; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

  (ii)
  Request Requirements.    Any request required by paragraph (b)(i) of this Article Sixth (a) must be delivered by the holders of record of at least 20% of the outstanding shares of common stock of the, who shall not revoke such request and who shall continue to own not less than 20% of the outstanding shares of common stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action; (b) must contain an agreement to solicit Consents in accordance with paragraph (b)(iv) of this Article Sixth, (c) must describe the action proposed to be taken by written consent of stockholders and (d) must contain (1) such information and representations, to the extent applicable, then required by Section 2.03(b) of the Corporation's By-laws as though such stockholder was intending to propose an amendment to the Corporation's Restated Certificate of Incorporation or By-laws or other business to be brought before a meeting of stockholders and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by Consent) and (e) must include documentary evidence that the requesting stockholder(s) own in the aggregate not less than 20% of the outstanding shares of common stock of the Corporation as of the date of such written request to the secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing at least 20% of the outstanding shares of common stock of the Corporation, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the secretary within ten business days after the date on which the request is delivered to the secretary) that the beneficial owners on whose behalf the request is made beneficially own at least 20% of the outstanding shares of common stock of the Corporation as of the date on which such request is delivered to the secretary. If the action proposes to elect directors by written consent, the written request for a record date must also contain the information required by Section 3.03 of the Corporation's By-laws. The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the secretary of the Corporation at the Corporation's principal executive offices. Any disposition by a requesting stockholder of any shares of common stock of the Corporation (or of

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APPENDIX A

    beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder and the applicable beneficial owner shall certify to the secretary of the Corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than 20% of the outstanding shares of common stock of the Corporation, the Board of Directors, in its discretion, may cancel the action by written consent.

  (iii)
  Actions Which May Be Taken by Written Consent.    Stockholders are not entitled to act by Consent if (a) the record date request does not comply with this Article Sixth or the Corporation's By-Laws; (b) the action relates to an item of business that is not a proper subject for stockholder action under applicable law; (c) the request for a record date for such action is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (d) an identical or substantially similar item of business (as determined by the Board of Directors of the Corporation in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, (a "Similar Item")), was presented at a meeting of stockholders held not more than 12 months before the request is received by the secretary of the Corporation; (e) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than 90 days before the request is received by the secretary of the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a "Similar Item" with respect to all items of business involving the election or removal of directors), (f) a Similar Item is included in the Corporation's notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that is called to be held within 90 days after the request is received by the secretary of the Corporation; or (g) such record date request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law. For purposes of this paragraph (b)(iii), the nomination, election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.

  (iv)
  Manner of Consent Solicitation.    Holders of common stock of the Corporation may take action by written consent only if Consents are solicited from all holders of common stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

  (v)
  Date of Consent.    Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who manually signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (b)(vi) of this Article Sixth and not later than 120 days after the record date, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

  (vi)
  Delivery of Consents.    No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until 60 days after the delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The secretary of the Corporation shall provide for the safe-keeping of such Consents and any related revocations and shall promptly designate one or more persons, who shall not be members of the Board of Directors, to serve as inspectors ("Inspectors") with respect to such Consents. The Inspectors shall promptly conduct a ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the secretary of the Corporation deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Inspectors shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Inspectors of the Corporation may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

  (vii)
  Effectiveness of Consent.    No action may be taken by the stockholders by Consent except in accordance with this Article Sixth. If the Board of Directors shall determine that any request to fix a record date was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article Sixth, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article Sixth, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Inspectors certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (vi) of this Article

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APPENDIX A

    Sixth,represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation.

  (viii)
  Challenge to Validity of Consent.    Nothing contained in this Article Sixth shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Inspectors, as the case may be, or to prosecute or defend any litigation with respect thereto.

  (ix)
  Board-solicited Stockholder Action by Written Consent.    Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article Sixth shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

ARTICLE SEVENTH

Amendment of Certificate of Incorporation

The Corporation reserves the right to supplement, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, this ARTICLE SEVENTH and sections (b) and (d) of ARTICLE FIFTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE EIGHTH

Amendment of By-Laws

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter or amend the By-Laws of the Corporation. No By-Laws may be adopted, repealed, altered or amended in any manner that would be inconsistent with this Amended and Restated Certificate of Incorporation (as it may be adopted, repealed, altered or amended from time to time in accordance with ARTICLE SEVENTH).

ARTICLE NINTH

Limitation of Liability

Except to the extent elimination or limitation of liability is not permitted by applicable law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty in such capacity. Any repeal or modification of this ARTICLE NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE TENTH

Liability of Stockholders

The holders of the capital stock of the Corporation shall not be personally liable for the payment of the Corporation's debts, and the private property of the holders of the capital stock of the Corporation shall not be subject to the payment of debts of the Corporation to any extent whatsoever.

ARTICLE ELEVENTH

Effectiveness

This Amended and Restated Certificate of Incorporation is to become effective at [•].

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APPENDIX B

Cautionary Note Regarding Forward-Looking Information

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management's beliefs and assumptions and can often be identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook" or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and available at the SEC's website at sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

82    DUKE ENERGY – 2018 Proxy Statement

VOTE BY INTERNET Before the Annual Meeting of Shareholders ("Annual Meeting") - Go to proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create a voting instruction form. DUKE ENERGY CORPORATION 550 SOUTH TRYON STREET CHARLOTTE, NC 28202 During the Annual Meeting - Go to duke-energy.onlineshareholdermeeting.com You may participate in the Annual Meeting via live webcast and cast your vote online during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1.800.690.6903 Use any touch-tone phone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E37697-P02077-Z71749 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DUKE ENERGY CORPORATION The Board of Directors recommends a vote "FOR" Director nominees. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of directors: Nominees: 01) 02) 03) 04) 05) 06) 07) Michael G. Browning Theodore F. Craver, Jr. Robert M. Davis Daniel R. DiMicco John H. Forsgren Lynn J. Good John T. Herron 08) 09) 10) 11) 12) 13) 14) James B. Hyler, Jr. William E. Kennard E. Marie McKee Charles W. Moorman IV Carlos A. Saladrigas Thomas E. Skains William E. Webster, Jr. For Against Abstain The Board of Directors recommends a vote "FOR" Proposal 4. 4. Amendment to the Amended and Restated Certificate of Incorporation of Duke Energy Corporation to eliminate supermajority voting requirements ! ! ! The Board of Directors recommends a vote "AGAINST" Proposal 5. For Against Abstain The Board of Directors recommends a vote "FOR" Proposals 2 and 3. ! ! ! ! ! ! 2. Ratification of Deloitte & Touche LLP as Duke Energy Corporation's independent registered public accounting firm for 2018 5. Shareholder proposal regarding providing an annual report on Duke Energy's lobbying expenses ! ! ! 3. Advisory vote to approve Duke Energy Corporation's named executive officer compensation ! I have provided written comments on the back of this card. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders: The Notice and Proxy Statement and Annual Report are available at proxyvote.com. E37698-P02077-Z71749 DUKE ENERGY CORPORATION Annual Meeting of Shareholders May 3, 2018, at 12:30 p.m. Eastern Time PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Lynn J. Good, Steven K. Young and Julia S. Janson, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Duke Energy Corporation (the "Corporation") of the undersigned at the Annual Meeting of Shareholders ("Annual Meeting") to be held via live webcast, on May 3, 2018, and at any adjournment thereof, upon all subjects that may come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the individuals designated above will vote "FOR" the election of all director nominees under Proposal 1, "FOR" Proposals 2, 3 and 4, "AGAINST" Proposal 5, and at their discretion, on any other matter that may come before the meeting. Phone and online voting cutoff is 11:59 p.m. Eastern Time on May 2, 2018, except as described below. This instruction and proxy card is also solicited by the Board of Directors of the Corporation for use at the Annual Meeting on May 3, 2018, by persons who participate in the Duke Energy Retirement Savings (the "Plan"). Phone and online voting cutoff for participants in the Plan is 11:59 p.m. Eastern Time on April 30, 2018. By signing this instruction and proxy card or by voting by phone or online, the undersigned hereby directs Fidelity Management Trust Company, as Trustee for the Plan to vote, as designated herein, all shares of Corporation common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the Plan at the Annual Meeting of the Corporation to be held on May 3, 2018, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the meeting and any and all adjournments thereof. If no directions are given, the shares of Corporation common stock allocated to the undersigned's account will be voted by the Trustee in the same proportion as shares held by the Plan for which the Trustee has received voting directions from other participants in the Plan, unless the Trustee determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974, as amended. (If you noted any comments above, please mark corresponding box on the reverse side.) Comments: